EXHIBIT 10.21


The transactions contemplated in this Lease Agreement have been made possible by the following banks, acting in the capacities indicated:

Banque Nationale de Paris,             ABN Amro Bank N.V.,
as Administrative/Documentation        as Syndication Agent and
Agent and Arranger                     Co-Arranger








				 $95,000,000

			       LEASE AGREEMENT



				   BETWEEN



			  BNP LEASING CORPORATION,

				 AS LANDLORD


				     AND


			      3COM CORPORATION,

				  AS TENANT





		       EFFECTIVE AS OF AUGUST 11, 1997

			   (Rolling Meadows Site)












			     TABLE OF CONTENTS


1.  1.  Definitions
	(a)     Active Negligence
	(b)     Additional Rent
	(c)     Administrative Fee
	(d)     Advance Date
	(e)     Affiliate
	(f)     Applicable Laws
	(g)     Applicable Purchaser
	(h)     Approved Participants
	(i)     As-built Appraisal
	(j)     Attorneys' Fees
	(k)     Base Rent
	(l)     Base Rent Date
	(m)     Breakage Costs
	(n)     Business Day
	(o)     Capital Adequacy Charges
	(p)     Carrying Costs
	(q)     Carrying Costs Accrual Termination Date
	(r)     Cash Collateral
	(s)     Certificate of Deposit Collateral Percentage
	(t)     Closing Costs
	(u)     Change of Control Event
	(v)     Code
	(w)     Collateral
	(x)     Commitment Fee
	(y)     Completion Deadline
	(z)     Completion Notice
	(aa)    Construction Advances
	(ab)    Construction Allowance
	(ac)    Construction Documents
	(ac)    Construction Periods
	(ad)    Custodial Agreement
	(ae)    Debt
	(af)    Default
	(ag)    Default Rate
	(ah)    Defaulting Participant
	(ai)    Designated Improvements
	(aj)    Designated Sale Date
	(ak)    Effective Rate
	(al)    Environmental Indemnity
	(am)    Environmental Laws
	(an)    Environmental Losses
	(ao)    Environmental Report
	(ap)    ERISA
	(aq)    ERISA Affiliate
	(ar)    ERISA Termination Event
	(as)    Escrowed Proceeds
	(at)    Eurocurrency Liabilities
	(au)    Eurodollar Rate Reserve Percentage
	(av)    Event of Default
	(aw)    Excluded Taxes
	(ax)    Fair Market Value
	(ay)    Fed Funds Rate
	(az)    Funding Advances
	(ba)    GAAP
	(bb)    Hazardous Substance
	(bc)    Hazardous Substance Activity
	(bd)    Impositions
	(be)    Improvements
	(bf)    Indemnified Party
	(bg)    Initial Investment
	(bh)    Landlord's Parent
	(bi)    Last Advance Date
	(bj)    LIBOR
	(bk)    LIBOR Period Election
	(bl)    Lien
	(bm)    Losses
	(bn)    Maximum Construction Allowance
	(bo)    Notice of Last Advance
	(bp)    Ordinary Negligence
	(bq)    Outstanding Construction Allowance
	(br)    Participant
	(bs)    Participation Agreement
	(bt)    Period
	(bu)    Permitted Encumbrances
	(bv)    Permitted Hazardous Substance Use
	(bw)    Permitted Hazardous Substances
	(bx)    Permitted Transfer
	(by)    Person
	(bz)    Plan
	(ca)    Pledge Agreement
	(cb)    Prime Rate
	(cc)    Purchase Agreement
	(cd)    Purchase Documents
	(ce)    Purchase Price
	(cf)    Qualified Payments
	(cg)    Qualifying Security Interest
	(ch)    Remaining Proceeds
	(ci)    Rent
	(cj)    Responsible Financial Officer
	(ck)    Scope Change
	(cl)    Securities Collateral
	(cm)    Securities Collateral Percentage
	(cn)    Spread
	(co)    Stipulated Loss Value
	(cp)    Subsidiary
	(cq)    Tenant's Knowledge
	(cr)    Term
	(cs)    Unfunded Benefit Liabilities
	(ct)    Upfront Fee
	(cu)    Voluntary Minimum Pledge Commitment
	(cv)    Other Terms and References

2.  2.  Term

3.  3.  Rental
	(a)     Base Rent
	(b)     Upfront Fee
	(c)     Commitment Fees
	(d)     Administrative Agency Fees
	(e)     Additional Rent
	(f)     Interest and Order of Application
	(g)     Net Lease
	(h)     No Demand or Setoff
	(i)     Overdrawn Allowance

4.  4.  Insurance and Condemnation Proceeds

5.  5.  No Lease Termination
	(a)     Status of Lease
	(b)     Waiver By Tenant

6.  6.  Construction Allowance
	(a)     Advances; Outstanding Construction Allowance
	(b)     Designated Improvements
		(i) Responsibility for Construction.
		(ii)    Approval of Descriptions and Renderings
			of the Designated Improvements.
		(iii)   Scope Changes Subsequent to Initial Approval.
		(iv)    Value Added.
		(v)     Estoppel Letters Required.
		(vi)    Advances Not a Waiver.
	(c)     Conditions to Construction Advances
		(i)     Prior Notice
		(ii)    Amount of the Advances
		(iii)   Insurance
			a)      Title Insurance
			b)      Builder's Risk Insurance
		(iv)    Progress of Construction
		(v)     Evidence of Costs to be Reimbursed
		(vi)    No Event of Default or Change of Control Event
		(vii)   No Sale of Landlord's Interest
		(viii)  Certificate of No Default
		(ix)    Payments by Approved Participants
		(x)     Approval of Designated Improvements and
			As-built Appraisal
	(d)     Completion Notice

7.  7.  Purchase Documents and Environmental Indemnity

8.  8.  Use and Condition of Leased Property
	(a)     Use
	(b)     Condition
	(c)     Consideration of and Scope of Waiver

9.  9.  Other Representations, Warranties and Covenants of Tenant
	(a)     Financial Matters
	(b)     Existing Contract
	(c)     No Default or Violation
	(d)     Compliance with Covenants and Laws
	(e)     Environmental Representations
	(f)     No Suits
	(g)     Condition of Property
	(h)     Organization
	(i)     Enforceability
	(j)     Not a Foreign Person
	(k)     Omissions
	(l)     Existence
	(m)     Tenant Taxes
	(n)     Operation of Property
	(o)     Debts for Construction
	(p)     Impositions
	(q)     Repair, Maintenance, Alterations and Additions
	(r)     Insurance and Casualty
	(s)     Condemnation
	(t)     Protection and Defense of Title
	(u)     No Liens on the Leased Property
	(v)     Books and Records
	(w) Financial Statements; Required Notices; Certificates as to Default
	(x)     Further Assurances
	(y) Fees and Expenses; General Indemnification; Increased Costs; and Capital Adequacy Charges
	(z)     Liability Insurance
	(aa)    Permitted Encumbrances
	(ab)    Environmental
	(ac)    Affirmative Financial Covenants
	(ad)    Negative Covenants
		(i) Liens
		(ii) Transactions with Affiliates
		(iii) Mergers; Sales of Assets
		(v) Change of Business
	(ae)    ERISA

10. 10. Representations, Warranties and Covenants of Landlord
	(a)     Title Claims By, Through or Under Landlord
	(b)     Actions Required of the Title Holder
	(c)     No Default or Violation
	(d)     No Suits
	(e)     Organization
	(f)     Enforceability
	(g)     Existence
	(h)     Not a Foreign Person

11. 11. Assignment and Subletting
	(a)     Consent Required
	(b) Standard for Landlord's Consent to Assignments and Certain Other Matters
	(c)     Consent Not a Waiver
	(d)     Landlord's Assignment

12. 12. Environmental Indemnification
	(a)     Indemnity
	(b)     Assumption of Defense
	(c)     Notice of Environmental Losses
	(d)     Rights Cumulative
	(e)     Survival of the Indemnity

13. 13. Landlord's Right of Access

14. 14. Events of Default
	(a)     Definition of Event of Default
	(b)     Remedies
	(c)     Enforceability
	(d)     Remedies Cumulative
	(e)     Waiver by Tenant
	(f)     No Implied Waiver

15. 15. Default by Landlord

16. 16. Quiet Enjoyment

17. 17. Surrender Upon Termination

18. 18. Holding Over by Tenant

19. 19. Miscellaneous
	(a)     Notices
	(b)     Severability
	(c)     No Merger
	(d)     NO IMPLIED REPRESENTATIONS BY LANDLORD
	(e)     Entire Agreement
	(f)     Binding Effect
	(g)     Time is of the Essence
	(h)     Termination of Prior Rigts
	(i)     Governing Law
	(j)     Waiver of a Jury Trial
	(k)     Not a Partnership, Etc
	(l)     Tax Reporting


			   Exhibits and Schedules

Exhibit A       Legal Description
Exhibit B       Encumbrance List
Exhibit C       Permitted Hazardous Substances
Exhibit D       Resolution of Disputed Insurance Claims
Exhibit E       Covenant Compliance Certificate
Exhibit F       Certificate Setting Forth the Calculation of the Spread
Exhibit G       List of Environmental Reports
Exhibit H       Contractor's Estoppel Letter
Exhibit I       Architect's Estoppel Letter
Exhibit J       Draw Request Forms
Exhibit K       Notice to Accelerate the Carrying Costs Accrual
                  Termination Date
Exhibit L       Notice of Libor Period Election
Schedule 1      List of Approved Participants





			       LEASE AGREEMENT

	This LEASE AGREEMENT (hereinafter called this "Lease"), made to be effective as of August 11, 1997 (all references herein to the "date hereof" or words of like effect shall mean such effective date), by and between BNP LEASING CORPORATION, a Delaware corporation (hereinafter called "Landlord"), and 3COM CORPORATION, a Delaware corporation (hereinafter called "Tenant");


			 W I T N E S E T H   T H A T:

	WHEREAS, pursuant to an Agreement for Purchase and Sale of Real Estate dated June 20, 1997 and with an "effective date" of June 24, 1997 (as amended, hereinafter called the "Existing Contract") between Tenant and 3800 Golf Company, L.L.C. (hereinafter called "Seller"), concerning the land described in Exhibit A attached hereto (hereinafter called the "Land") and the improvements on such Land, if any, Landlord (as the assignee of Tenant thereunder) is acquiring the Land and improvements (if any) from Seller contemporaneously with the execution of this Lease;

	WHEREAS, In anticipation of Landlord's acquisition of the Land and the improvements on the Land, Landlord and Tenant have reached agreement as to the terms and conditions upon which Landlord will lease the same to Tenant, and by this Lease
Landlord and Tenant desire to evidence such agreement.

	NOW, THEREFORE, in consideration of the rent to be paid and the covenants and agreements to be performed by Tenant, as hereinafter set forth, Landlord does hereby LEASE, DEMISE and LET unto Tenant for the term hereinafter set forth the Land, together with:

(i) Landlord's interest in any and all buildings and improvements now existing or hereafter erected on the Land, including, but not limited to, the fixtures, attachments, appliances, equipment, machinery and other articles attached to such buildings and improvements
(hereinafter called the "Improvements");

(ii) all easements and rights-of-way now owned or hereafter acquired by Landlord for use in connection with the Land or Improvements or as a means of access thereto;

(iii) all right, title and interest of Landlord, now owned or hereafter acquired, in and to (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any and all sidewalks and alleys adjacent to the Land and (C) any strips and gores between the Land and abutting land (except strips and gores, if any, between the Land and abutting land owned by Landlord, with respect to which this Lease shall cover only the portion thereof to the center line between the Land and the abutting land owned by Landlord).

The Land and all of the property described in items (i) through
(iii) above are hereinafter referred to collectively as the "Real Property".

	In addition to conveying the leasehold in the Real Property as described above, Landlord hereby grants and assigns to Tenant for the term of this Lease the right to use and enjoy (and, to the extent the following consist of contract rights, to enforce) any assignable interests or rights in, to or under the following that have been transferred to Landlord by Seller under the Existing Contract: (a) any goods, equipment, furnishings, furniture, chattels and personal property of whatever nature that are located on the Real Property and all renewals or replacements of or substitutions for any of the foregoing; and (b) any general intangibles, permits, licenses, franchises, certificates, and other rights and privileges. All of the property, rights and privileges described above in this paragraph are hereinafter collectively called the "Personal Property". The Real Property and the Personal Property are hereinafter sometimes collectively called the "Leased Property."

	 Provided, however, the leasehold estate conveyed hereby and Tenant's rights hereunder are expressly made subject and subordinate to the Permitted Encumbrances (as hereinafter defined) and to any other claims or encumbrances not asserted by Landlord itself or by third parties lawfully claiming through or under Landlord.

	The Leased Property is leased by Landlord to Tenant and is accepted and is to be used and possessed by Tenant upon and subject to the following terms, provisions, covenants, agreements and conditions:

1. Definitions. As used herein, the terms "Lease," "Landlord," "Tenant," "Existing Contract," "Seller," "Land," "Improvements," "Real Property," "Personal Property" and "Leased Property" shall have the meanings indicated above and the terms listed immediately below shall have the following meanings:

(a) Active Negligence. "Active Negligence" of an Indemnified Party means, and is limited to, the negligent conduct of activities on the Leased Property by the Indemnified Party in a manner that proximately causes actual bodily injury or property damage to occur. "Active Negligence" shall not include (1) any negligent failure of Landlord to act when the duty to act would not have been imposed but for Landlord's status as owner of the Leased Property or as a party to the transactions described in this Lease, (2) any negligent failure of any other Indemnified Party to act when the duty to act would not have been imposed but for such party's contractual or other relationship to Landlord or participation or facilitation in any manner, directly or indirectly, of the transactions described in this Lease, or (3) the exercise in a lawful manner by Landlord (or any party lawfully claiming through or under Landlord) of any remedy provided herein or in the Purchase Documents.

(b) Additional Rent. "Additional Rent" shall have the meaning assigned to it in subparagraph 3.(e) below.

(c) Administrative Fee. "Administrative Fee" shall have the meaning assigned to it in subparagraph 3.(d) below.

(d) Advance Date. "Advance Date" means, regardless of whether any Construction Advance shall actually be made thereon, the first Business Day of every calendar month, beginning with September 2, 1997 and continuing regularly thereafter to and including the Carrying Costs Accrual Termination Date;
provided, that if the Carrying Costs Accrual Termination Date occurs before the Last Advance Date (as defined below), then after the Carrying Costs Accrual Termination Date each Base
Rent Date upon which commences a new Base Rent Period (and only such Base Rent Dates) through and including the Last Advance
Date shall also constitute an "Advance Date" hereunder. In any event, no Advance Date shall occur after the Last Advance Date.

(e) Affiliate. "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term "control" when used with respect to any Person means the power to direct the management of policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

(f) Applicable Laws. "Applicable Laws" shall have the meaning assigned to it in subparagraph 9.(d) below.

(g) Applicable Purchaser. "Applicable Purchaser" means any third party designated by Tenant to purchase the Landlord's interest in the Leased Property and in any Escrowed Proceeds as provided in the Purchase Agreement.

(h) Approved Participants. "Approved Participants" means (1) the existing Participants and prospective participants listed on Schedule 1 attached hereto; and (2) any other party which Tenant shall have approved as a Participant, which approval shall not be unreasonably withheld for any party that Landlord proposes as a new Participant to replace, in whole or in part, an Approved Participant under the Participation Agreement and the Pledge Agreement; provided, the party proposed by Landlord as a new Participant is a commercial bank operating in the United States of America having capital and surplus in excess of $500,000,000 or an Affiliate of such a bank; and, provided further, the replacement will not reduce the aggregate Percentages of Landlord and Landlord's Parent under and as defined in the Participation Agreement below the minimum percentage specified in paragraph 14.2 of the Participation Agreement.

(i) As-built Appraisal. "As-built Appraisal" means an appraisal of the Leased Property, prepared by an independent appraiser reasonably satisfactory to Landlord, in form and scope reasonably satisfactory to Landlord, reflecting assumptions that the Designated Improvements have been completed in accordance with descriptions and renderings approved by Landlord as provided in subparagraph 6.(b)(ii) and that the Designated Improvements are vacant and ready for use and occupancy, and in any event satisfying the regulatory requirements for such appraisals issued under 12 U.S.C. 93a and title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), 12 U.S.C. 3331 et. seq.

(j) Attorneys' Fees. "Attorneys' Fees" means the reasonable fees and expenses of counsel to the parties incurring the same, which may include fairly allocated costs of in-house counsel, printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. Such terms shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any manner or proceeding is brought with respect to the matter for which such fees and expenses were incurred.

(k) Base Rent. "Base Rent" means the rent payable by Tenant pursuant to subparagraph 3.(a) below.

(l)     Base Rent Date.  "Base Rent Date" means a date upon which
Base Rent must be paid under the Lease, all of which dates shall be the first Business Day of a calendar month. The first
Base Rent Date shall be determined as follows:

			a)      If a LIBOR Period Election of one
month is in effect on the Carrying Costs Accrual
Termination Date, then the first Business Day of the first calendar month following the Carrying Costs
Accrual Termination Date shall be the first Base Rent
Date.

			b)      If a LIBOR Period Election of two
months is in effect on the Carrying Costs Accrual
Termination Date, then the first Business Day of the second calendar month following the Carrying Costs
Accrual Termination Date shall be the first Base Rent
Date.

			c)      If the LIBOR Period Election in
effect on the Carrying Costs Accrual Termination Date is three months or six months, then the first
Business Day of the third calendar month following the Carrying Costs Accrual Termination Date shall be the first Base Rent Date.

Each successive Base Rent Date after the first Base Rent Date shall be the first Business Day of the first, second or third calendar month following the calendar month which includes the preceding Base Rent Date, determined as follows:

			(1)     If a LIBOR Period Election of one
month is in effect on a Base Rent Date, then the first Business Day of the first calendar month following such Base Rent Date shall be the next following Base Rent Date.

			(2)     If a LIBOR Period Election of two
months is in effect on a Base Rent Date, then the first Business Day of the second calendar month following such Base Rent Date shall be the next following Base Rent Date.

			(3)     If a LIBOR Period Election of
three months or six months is in effect on a Base
Rent Date, then the first Business Day of the third calendar month following such Base Rent Date shall be the next following Base Rent Date.

Thus, for example, if the Carrying Costs Accrual Termination Date falls on the first Business Day of June, 1999 and a LIBOR Period Election of six months commences on the Carrying Costs Accrual Termination Date, then the first Base Rent Date shall be the first Business Day of September, 1999, and the second Base Rent Date shall be the first Business Day of December, 1999.

	"Base Rent Period" means a period for which Base Rent must be paid under the Lease, each of which periods shall correspond to the LIBOR Period Election for such period. The first Base
Rent Period shall begin on and include the Carrying Costs
Accrual Termination Date, and each successive Base Rent Period shall begin on and include the Base Rent Date upon which the preceding Base Rent Period ends. Each Base Rent Period, including the first Base Rent Period, shall end on but not include the first or second Base Rent Date after the Base Rent Date upon which such period began, determined as follows:

			(1)     If the LIBOR Period Election for
a Base Rent Period is one month, two months or three months, then such Base Rent Period shall end on the first Base Rent Date after the Base Rent Date upon which such period began.

			(2)     If the LIBOR Period Election for
a Base Rent Period is six months, then such Base Rent
Period shall end on the second Base Rent Date after the Base Rent Date upon which such period began.

The determination of Base Rent Periods can be illustrated by two examples:

			1)   If Tenant makes a LIBOR Period
Election of three months for a hypothetical Base Rent
Period beginning on the first Business Day in January, 2000, then such Base Rent Period will end on but not include the first Base Rent Date after it begins; that is, such Base Rent Period will end on the first Business Day in April, 2000, the third calendar month after January, 2000.

			2)   If, however, Tenant makes a LIBOR
Period Election of six months for the hypothetical
Base Rent Period beginning the first Business Day in
January, 2000, then such Base Rent Period will end on but not include the second Base Rent Date after it begins; that is, the first Business Day in July, 2000.

(m) Breakage Costs. "Breakage Costs" means any and all costs, losses or expenses incurred or sustained by Landlord's Parent or any other Participant, for which Landlord's Parent or the other Participant shall expect reimbursement from Landlord, because of the resulting liquidation or redeployment of deposits or other funds used to make Funding Advances upon any termination of this Lease by Tenant pursuant to Paragraph 2 or any sale of the Leased Property pursuant to the Purchase Agreement, if such termination or sale is effective as of any day other than a Base Rent Date. Breakage Costs will include losses attributable to any decline in LIBOR as of the effective date of termination or sale as compared to LIBOR used to determine the Effective Rate then in effect. (However, if Landlord's Parent or another Participant actually receives a profit upon the liquidation or redeployment of deposits or other funds used to make Funding Advances, because of any increase in LIBOR, then such profit will be offset against costs or expenses that would otherwise be charged as Breakage Costs for the account of Landlord's Parent or the applicable Participant under this Lease.) Each determination by Landlord's Parent of Breakage Costs shall, in the absence of clear and demonstrable error, be conclusive and binding upon Landlord and Tenant.

(n) Business Day. "Business Day" means any day that is (1) not a Saturday, Sunday or day on which commercial banks are generally closed or required to be closed in New York City, New York or San Francisco, California, and (2) a day on which dealings in deposits of dollars are transacted in the London interbank market; provided that if such dealings are suspended indefinitely for any reason, "Business Day" shall mean any day described in clause (1).

(o) Capital Adequacy Charges. "Capital Adequacy Charges" means any additional amounts Landlord's Parent or any other Participant requires Landlord to pay as compensation for an increase in required capital as provided in subparagraph 9.(y)(iv).

(p) Carrying Costs. "Carrying Costs" means the charges added to and made a part of the Outstanding Construction Allowance from time to time on and before the Carrying Costs Accrual
Termination Date pursuant to and as more particularly described in subparagraph 6.(a)(ii) below.

(q) Carrying Costs Accrual Termination Date. "Carrying Costs Accrual Termination Date" means the earlier of (1) the Last Advance Date or (2) the first Advance Date that occurs at least ten (10) days after Landlord has received a notice from Tenant, in the form of Exhibit K attached hereto, stating that Tenant irrevocably elects to accelerate the Carrying Costs Accrual Termination Date and thereby accelerate the commencement of Base Rent accruals and the termination of accruals of Carrying Costs. It is understood that Tenant may, but shall not be required, to give such a notice at any time.

(r) Cash Collateral. "Cash Collateral" shall have the meaning assigned to it in the Pledge Agreement.

(s) Certificate of Deposit Collateral Percentage. "Certificate of Deposit Collateral Percentage" for each Period means the Certificate of Deposit Collateral Percentage for such Period (as defined in and determined in accordance with the Pledge Agreement); provided, however, for purposes of this Lease, the Certificate of Deposit Collateral Percentage for any Period shall not exceed a fraction, the numerator of which fraction shall equal the Value (as defined in and determined in accordance with the Pledge Agreement) of all Cash Collateral that is, on the first day of such Period, held by the Deposit Takers under (and as defined in) the Pledge Agreement, subject to a Qualifying Security Interest and free from claims or security interests held or asserted by any third party, and the denominator of which fraction shall equal the Stipulated Loss Value on the first day of such Period (computed after the addition of any Construction Advance made on such first day, after the addition of all Carrying Costs for prior Construction Periods, and after the subtraction of any Qualified Payments applied on such first day).

(t) Closing Costs. "Closing Costs" means an amount requested by Tenant advanced by or on behalf of Landlord on the effective date of this Lease to pay on behalf of Tenant (i) the Upfront Fee, and (ii) expenses incurred in connection with the preparation and negotiation of this Lease, the Purchase Documents, the Environmental Indemnity, the Participation Agreement and related documents. To the extent that Landlord does not itself apply funds advanced as provided in this definition, the remainder thereof will be advanced to Tenant, with the expectation that Tenant shall use any such amount advanced for one or more of the following purposes: (1) the payment of the Upfront Fee and expenses incurred in connection with the preparation and negotiation of this Lease, the Purchase Documents, the Environmental Indemnity, the Participation Agreement and related documents; (2) the payment or reimbursement of other expenses incurred by Tenant in connection with any improvements Tenant may elect to make to the Leased Property in accordance with the requirements and limitations imposed by this Lease, including the planning, design, engineering and permitting of thereof; (3) the maintenance of the Leased Property; or (4) the payment of Rents next due. The advance described in this definition shall constitute part of the Initial Investment, and the amount thereof may be confirmed by Landlord and Tenant in a separate closing certificate.

(u) Change of Control Event. "Change of Control Event" means the occurrence of any merger or consolidation or sale of assets involving Tenant that is prohibited by subparagraph 9.(ad)(iii).

(v) Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(w) Collateral. "Collateral" shall have the meaning assigned to it in the Pledge Agreement.

(x) Commitment Fee. "Commitment Fee" shall have the meaning assigned to it in subparagraph 3.(c) below.

(y) Completion Deadline. "Completion Deadline" means the first Business Day in August, 1999.

(z) Completion Notice. "Completion Notice" shall have the meaning assigned to it in subparagraph 6.(d) below.

(aa) Construction Advances. "Construction Advances" means actual advances of funds made by or on behalf of Landlord pursuant to Paragraph 6.(a)(i) below for costs incurred to construct the Designated Improvements or for property taxes and assessments assessed against the Leased Property paid prior to the Last Advance Date.

(ab) Construction Allowance. "Construction Allowance" means the allowance, consisting of all Construction Advances and Carrying Costs, which is to be provided by Landlord for the construction of the Designated Improvements as more particularly described in Paragraph 6 below.

(ac) Construction Documents. "Construction Documents" means all construction contracts, architectural contracts, engineering contracts, drawings, plans, specifications, change orders, budgets, surveys, soils reports, environmental impact studies and other documents executed by or prepared for Tenant with respect to the construction of the Designated Improvements.

(ac)    Construction Periods.  The first "Construction
Period" shall be the period beginning on and including the effective date hereof and ending on but not including the first Advance Date. Each successive "Construction Period" after the first Construction Period shall be a period of approximately one (1) month (except Construction Periods, if any, commencing on or after the Carrying Costs Accrual Termination Date, which shall be coterminous with Base Rent Periods) and shall begin on and include the day on which the preceding Construction Period ends and shall end on but not include the next following Advance Date. The last "Construction Period" shall end on but not include the Last Advance Date.

(ad) Custodial Agreement. "Custodial Agreement" means the Custodial Agreement dated as of the date hereof between Banque Nationale de Paris, New York Branch, and Tenant pursuant to which such bank will hold securities pledged by Tenant as collateral for Tenant's obligations under the Purchase Agreement, as such Custodial Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time.

(ae) Debt. "Debt" of any Person means (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services,
(iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations of such Person, contingent or otherwise, under any lease of real property or related documents (including a separate purchase agreement) which provide that such Person must purchase or cause another to purchase any interest in the leased property and thereby guarantee a minimum residual value of the leased property to the lessor; (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, (vii) liabilities of another Person secured by a Lien on, or payable out of the proceeds of production from, property of such Person even though such obligation shall not be assumed by such Person (but in the case of such liabilities not assumed by such Person, the liabilities shall constitute Debt of such Person only to the extent of the value of such Person's property encumbered by the Lien securing such liabilities) and (viii) Unfunded Benefit Liabilities.

(af) Default. "Default" means any event which, with the passage of time or the giving of notice or both, would (if not cured within any applicable cure period) constitute an Event of Default.

(ag) Default Rate. "Default Rate" means a floating per annum rate equal to three percent (3%) above the Prime Rate.
However, in no event will the Default Rate exceed the maximum interest rate permitted by law.

(ah) Defaulting Participant. "Defaulting Participant" means any Approved Participant that shall have breached the Participation Agreement by failing to provide a Funding Advance to Landlord for (or equal to) such Participant's percentage of any Construction Advance requested by Tenant. (For purposes of this Lease a "Participant's percentage" shall mean the percentage that, under the Participation Agreement, is to be multiplied against Construction Advances to compute the amount the Participant must advance to Landlord for (or equal to) a percentage of Construction Advances requested hereunder.)

(ai) Designated Improvements. "Designated Improvements" shall mean the improvements on the Land and any furnishings for such improvements which are to be constructed and installed by Tenant using the Construction Allowance as described in Paragraph 6 below.

(aj) Designated Sale Date. "Designated Sale Date" shall have the meaning assigned to it in the Purchase Agreement.

(ak) Effective Rate. "Effective Rate" means, for each Period, the per annum rate determined by dividing (A) LIBOR for such Period, by (B) 100% minus the Eurodollar Rate Reserve
Percentage for such Period; provided, however, for the short first Construction Period ending on September 2, 1997, the Effective Rate will equal the per annum rate (which may be confirmed by a separate document executed by BNPLC and 3COM contemporaneously with this Lease) equal to the higher of rates set by each Participant as its "cost of funds" for such period.

If LIBOR or the Eurodollar Rate Reserve Percentage changes from Period to Period, then the Effective Rate shall be automatically increased or decreased, as the case may be, as of the date of the change from Period to Period. If for any reason Landlord's Parent determines that it is impossible or unreasonably difficult to determine the Effective Rate with respect to a given Period in accordance with the preceding sentences, then the "Effective Rate" for that Period shall equal any published index or per annum interest rate determined reasonably and in good faith by Landlord's Parent to be a comparable rate at the beginning of the first day of that period. A comparable interest rate might be, for example, the then existing yield on short term United States Treasury obligations (as compiled by and published in the then most recently published United States Federal Reserve Statistical Release H.15(519) or its successor publication), plus or minus a fixed adjustment based on Landlord's Parent's comparison of past eurodollar market rates to past yields on such Treasury obligations. Any determination by Landlord's Parent of the Effective Rate hereunder shall, in the absence of clear and demonstrable error, be conclusive and binding.

(al) Environmental Indemnity. "Environmental Indemnity" means the separate Environmental Indemnity Agreement dated as of the date hereof executed by Tenant in favor of Landlord covering the Land and certain other property described therein, as such agreement may be extended, supplemented, amended, restated or otherwise modified from time to time.

(am) Environmental Laws. "Environmental Laws" means any and all existing and future Applicable Laws pertaining to safety, health or the environment, or to Hazardous Substances or Hazardous Substance Activities, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called "CERCLA"), and the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called "RCRA").

(an) Environmental Losses. "Environmental Losses" means Losses suffered or incurred by any Indemnified Party, directly or indirectly, relating to or arising out of, based on or as a result of: (i) any Hazardous Substance Activity; (ii) any violation of Environmental Laws relating to the Leased Property or to the ownership, use, occupancy or operation thereof; (iii) any investigation, inquiry, order, hearing, action, or other proceeding by or before any governmental or quasi-governmental agency or authority in connection with any Hazardous Substance Activity; or (iv) any claim, demand, cause of action or investigation, or any action or other proceeding, whether meritorious or not, brought or asserted against any Indemnified Party which directly or indirectly relates to, arises from, is based on, or results from any of the matters described in clauses (i), (ii), or (iii) of this subparagraph 1.(an), or any allegation of any such matters. ENVIRONMENTAL LOSSES INCURRED
BY OR ASSERTED AGAINST A PARTICULAR INDEMNIFIED PARTY SHALL INCLUDE LOSSES RELATING TO OR ARISING OUT OF OR AS A RESULT OF
ANY MATTERS LISTED IN THE PRECEDING SENTENCE EVEN WHEN SUCH MATTERS ARE CAUSED BY THE ORDINARY NEGLIGENCE (AS DEFINED
BELOW) OF THAT PARTICULAR OR ANY OTHER INDEMNIFIED PARTY.
However, Losses incurred by or asserted against a particular Indemnified Party and proximately caused by (and attributed by any applicable principles of comparative fault to) the wilful misconduct, Active Negligence or gross negligence of any Indemnified Party will not constitute Environmental Losses of such Indemnified Party for purposes of this Lease.

(ao) Environmental Report. "Environmental Report" means, collectively, the reports listed on Exhibit G attached hereto.

(ap)    ERISA.  "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

(aq) ERISA Affiliate. "ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of Tenant's controlled group, or under common control with Tenant, within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.

(ar)    ERISA Termination Event.  "ERISA Termination Event" means
(i) the occurrence with respect to any Plan of a) a reportable event described in Sections 4043(b)(5) or (6) of ERISA or b) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under
Section 4043(a) of ERISA, or (ii) the withdrawal of Tenant or any Affiliate of Tenant from a Plan during a plan year in which it was a "substantial employer" as defined in Section
4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate any Plan or the treatment of any Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate any Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or
(v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

(as) Escrowed Proceeds. "Escrowed Proceeds" shall mean any proceeds that are received by Landlord from time to time during the Term (and any interest earned thereon), which Landlord is holding for the purposes specified in the next sentence, from any party (1) under any casualty insurance policy as a result of damage to the Leased Property, (2) as compensation for any restriction placed upon the use or development of the Leased Property or for the condemnation of the Leased Property or any portion thereof, (3) because of any judgment, decree or award for injury or damage to the Leased Property or (4) under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Leased Property; provided, however, in determining "Escrowed Proceeds" there shall be deducted all expenses and costs of every type, kind and nature (including Attorneys' Fees) incurred by Landlord to collect such proceeds; and provided, further, "Escrowed Proceeds" shall not include any payment to Landlord by a Participant or an Affiliate of Landlord that is made to compensate Landlord for the Participant's or Affiliate's share of any Losses Landlord may incur as a result of any of the events described in the preceding clauses (1) through (4). "Escrowed Proceeds" shall include only such proceeds as are held by Landlord (A) pursuant to Paragraph 4 for the payment to Tenant for the restoration or repair of the Leased Property or
(B) for application (generally, on the next following Advance Date or Base Rent Date which is at least three (3) Business Days following Landlord's receipt of such proceeds) as a Qualified Payment or as reimbursement of costs incurred in connection with a Qualified Payment. "Escrowed Proceeds" shall not include any proceeds that have been applied as a Qualified Payment or to pay any costs incurred in connection with a Qualified Payment. Until Escrowed Proceeds are paid to Tenant pursuant to Paragraph 4 below or applied as a Qualified Payment or as reimbursement for costs incurred in connection with a Qualified Payment, Landlord shall keep the same deposited in an interest bearing account, and all interest earned on such account shall be added to and made a part of Escrowed Proceeds.

(at) Eurocurrency Liabilities. "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

(au) Eurodollar Rate Reserve Percentage. "Eurodollar Rate Reserve Percentage" means, for purposes of determining the Effective Rate for any Period, the reserve percentage applicable two Business Days before the first day of such period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding One Billion Dollars with respect to liabilities or deposits consisting of or including Eurocurrency Liabilities (or with respect to any other category or liabilities by reference to which LIBOR is determined) having a term comparable to such period.

(av) Event of Default. "Event of Default" shall have the meaning assigned to it in subparagraph 14.(a) below.

(aw) Excluded Taxes. "Excluded Taxes" shall mean (1) all federal, state and local income taxes upon the Base Rent, the Upfront Fee, the Commitment Fee, Administrative Fees and any interest paid to Landlord pursuant to subparagraph 3.(f), (2) any taxes imposed by any governmental authority outside the United States, and (3) any transfer or change of ownership taxes assessed because of Landlord's transfer or conveyance to any third party of any rights or interest in this Lease, the Purchase Documents, or the Leased Property, but excluding any such taxes assessed because of any Permitted Transfer.

(ax) Fair Market Value. "Fair Market Value" shall have the meaning assigned to it in the Purchase Agreement.

(ay) Fed Funds Rate. "Fed Funds Rate" means, for any period, a fluctuating interest rate (expressed as a per annum rate and rounded upwards, if necessary, to the next 1/16 of 1%) equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business
Day, for the next preceding Business Day) by the Federal
Reserve Bank of New York, or, if such rates are not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Landlord's Parent from three Federal funds brokers of recognized standing selected by Landlord's Parent. All determinations of the Fed Funds Rate by Landlord's Parent shall, in the absence of clear and demonstrable error, be binding and conclusive upon Landlord and Tenant.

(az) Funding Advances. "Funding Advances" means (1) advances (equal in the aggregate to the Initial Investment) made on or prior to the date hereof by Landlord's Parent and other Participants to or on behalf of Landlord to permit Landlord to acquire or maintain its investment in the Leased Property and to allow Landlord to provide the advance described in the definition of Closing Costs in subparagraph 1.(t), (2) future advances (which, together with the Funding Advances described in the preceding clauses (1), are expected to total
$95,000,000) made by Landlord's Parent or any Participant to or on behalf of Landlord to allow Landlord to provide Construction Advances hereunder and to cover Carrying Costs, and (3) future advances made by Landlord's Parent or any Participant to or on behalf of Landlord in replacement of or renewal and extension of other Funding Advances. For example, if after the date hereof a new Participant advances funds on behalf of Landlord to Landlord's Parent or another then existing Participant in repayment of all or part of Funding Advances previously made by Landlord's Parent or the other Participant, such advance of funds by the new Participant shall constitute a Funding Advance hereunder, and the prior Funding Advances so repaid to Landlord's Parent or the other Participant shall thereupon cease to constitute Funding Advances for purposes of this Lease.

(ba) GAAP. "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in subparagraph 9.(w) (except for changes concurred in by Tenant's independent public accountants).

(bb) Hazardous Substance. "Hazardous Substance" means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, regulated under, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant," or any other formulation intended to define, list or classify substances by reason of deleterious properties, including, without limitation, ignitability, corrosiveness, reactivity, carcinogenicity, toxicity or reproductive toxicity; (ii) petroleum, any fraction of petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iii) asbestos and any asbestos containing material; and (iv) any other material that, because of its quantity, concentration or physical or chemical characteristics, poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment.

(bc) Hazardous Substance Activity. "Hazardous Substance Activity" means any actual, proposed or threatened use, storage, holding, existence, location, release (including, without limitation, any spilling, leaking, leaching, pumping, pouring, emitting, emptying, dumping, disposing into the environment, and the continuing migration into or through soil, surface water, groundwater or any body of water), discharge, deposit, placement, generation, processing, construction, treatment, abatement, removal, disposal, disposition, handling or transportation of any Hazardous Substance from, under, in, into or on the Leased Property, including, without limitation, the movement or migration of any Hazardous Substance from surrounding property, surface water, groundwater or any body of water under, in, into or onto the Leased Property and any residual Hazardous Substance contamination in, on or under the Leased Property.

(bd) Impositions. "Impositions" shall have the meaning assigned to it in subparagraph 9.(p) below.

(be) Improvements. "Improvements," as defined in the recitals at the beginning of this Lease, shall include not only existing improvements to the Land as of the date hereof, if any, but also any new improvements or changes to existing improvements made by Tenant. Accordingly, any and all new improvements made to the Leased Property by Tenant using the Construction Allowance as contemplated in this Lease shall constitute Improvements as that term is used herein.

(bf) Indemnified Party. "Indemnified Party" means each of (1) Landlord and any of Landlord's successors and assigns as to all or any portion of the Leased Property or any interest therein (but excluding Tenant or any Applicable Purchaser under the Purchase Agreement or any Person that claims its interest in the Leased Property through or under Tenant or through or under an assignment from Landlord that does not constitute a Permitted Transfer), (2) the Participants, and (3) any Affiliate, officer, agent, director, employee or servant of any of the parties described in clause (1) or (2) preceding.

(bg) Initial Investment. "Initial Investment" means $37,500,000, being equal to the purchase price and other costs paid by Landlord to acquire the Leased Property at the closing under the Existing Contract, plus the advance described in the definition of Closing Costs in subparagraph 1.(t) above.

(bh) Landlord's Parent. "Landlord's Parent" means Landlord's Affiliate, Banque Nationale de Paris, a bank organized and existing under the laws of France, together with any Affiliates of such bank that directly or indirectly provided or hereafter during the Term provide or maintain any Funding Advances, and any successors of such bank and such Affiliates.

(bi) Last Advance Date. "Last Advance Date" means the earlier of (1) the Completion Deadline (or - if the Completion Deadline is not an Advance Date, which could occur if Tenant exercises its rights hereunder to accelerate the Carrying Costs Accrual Termination Date and to thereafter designate a LIBOR Period Election of more than one month - then the latest Advance Date prior to the Completion Deadline), (2) the first Advance Date that occurs at least ten (10) days after Landlord has received a Completion Notice or a Notice of Last Advance, or (3) the Designated Sale Date.

(bj) LIBOR. "LIBOR" means, for purposes of determining the Effective Rate for each Period, the rate determined by Landlord's Parent to be the average rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates at which deposits of dollars are offered or available to Landlord's Parent in the London interbank market at approximately 11:00 a.m. (London time) on the second Business Day preceding the first day of such period. Landlord shall instruct Landlord's Parent to consider deposits, for purposes of making the determination described in the preceding sentence, that are offered: (i) for delivery on the first day of such Period, (ii) in an amount equal or comparable to the total (projected on the applicable date of determination by Landlord's Parent) Stipulated Loss Value on the first day of such Period, and (iii) for a period of time equal or comparable to the appropriate Period. If Landlord's Parent so chooses, it may determine LIBOR for any period by reference to the rate reported by the British Banker's Association on Page 3750 of the Telerate Service at approximately 11:00 a.m. (London time) on the second Business Day preceding the first day of such period; provided, however, Tenant may notify Landlord that Tenant objects to any future determination of LIBOR in the manner provided by this sentence, in which case any determination of LIBOR required more than three Business Days after Landlord's receipt of such notice shall be made as if this sentence had been struck from this Lease. If for any reason Landlord's Parent determines that it is impossible or unreasonably difficult to determine LIBOR with respect to a given Period in accordance with the preceding sentences, or if Landlord's Parent shall determine that it is unlawful (or any central bank or governmental authority shall assert that it is unlawful) for Landlord, Landlord's Parent or any other Participant to provide or maintain any Funding Advances hereunder during any Period for which Base Rent is computed by reference to LIBOR, then "LIBOR" for that Period shall equal the rate which is fifty basis points (50/100 of 1%) above the Fed Funds Rate for that period. All determinations of LIBOR by Landlord's Parent shall, in the absence of clear and demonstrable error, be binding and conclusive upon Landlord and Tenant.

(bk) LIBOR Period Election. "LIBOR Period Election" for any Base Rent Period means a period of one month, two months, three months or six months as designated by Tenant at least ten Business Days prior to the commencement of such Base Rent Period by a notice given to Landlord in the form of Exhibit L attached to this Lease. (For purposes of this Lease a LIBOR Period Election for any Base Rent Period shall also be considered the LIBOR Period Election in effect on (1) the date [whether the Carrying Costs Accrual Termination Date or a Base Rent Date] upon which such Base Rent Period begins and (2) subsequent Base Rent Dates, if any, which occur before the date upon which such Base Rent Period ends.) Any LIBOR Period Election shall remain in effect not only for the entire first Base Rent Period for which it is designated or becomes effective, but also for subsequent Base Rent Periods until a new designation by Tenant becomes effective in accordance with the provisions set forth in this definition. Notwithstanding the foregoing, however: (1) any LIBOR Period Election that would cause a Base Rent Period to extend beyond the end of the scheduled Term will be shortened as necessary to cause such Base Rent Period to end when the scheduled Term ends; (2) changes in the LIBOR Period Election shall become effective only upon the commencement of a new Base Rent Period; (3) until such time as Tenant designates another LIBOR Period Election consistent with the foregoing requirements, Tenant will be considered to have designated a LIBOR Period Election of one month; and (4) if an Event of Default shall have occurred and be continuing on the third Business Day preceding the commencement of any Base Rent Period, the LIBOR Period Election for such Base Rent Period shall be one month.

(bl) Lien. "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any agreement to sell receivables with recourse, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction). Customary bankers' rights of set-off arising by operation of law or by contract (however styled, if the contract grants rights no greater than those arising by operation of law) in connection with working capital facilities, lines of credit, term loans and letter of credit facilities and other contractual arrangements entered into with banks in the ordinary course of business are not "Liens" for the purposes of this Lease.

(bm) Losses. "Losses" means any and all losses, liabilities, damages (whether actual, consequential, punitive or otherwise denominated), demands, claims, actions, judgments, causes of action, assessments, fines, penalties, costs, and out-of-pocket expenses (including, without limitation, Attorneys' Fees and the fees of outside accountants and environmental consultants), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote, known and unknown.

(bn)   Maximum Construction Allowance.  "Maximum Construction
Allowance" means $95,000,000, minus the Initial Investment.

(bo) Notice of Last Advance. "Notice of Last Advance" means any notice given by Tenant to Landlord stating that Tenant irrevocably elects not to request or accept any further Construction Advances which Tenant might be entitled to but for such election. It is understood that Tenant may, but shall not be required, to give a Notice of Last Advance in order to accelerate the Last Advance Date and to thereby accelerate the date upon which Commitment Fees shall cease to accrue.

(bp)   Ordinary Negligence.  "Ordinary Negligence" of an
Indemnified Party means any negligent acts or omissions of such party that does not for any reason constitute Active Negligence as defined in this Lease.

(bq) Outstanding Construction Allowance. "Outstanding Construction Allowance" means at any time the amount equal to
(1) the total Construction Advances made by Landlord, PLUS (2) all Carrying Costs added to the Outstanding Construction Allowance under subparagraph 6.(a)(ii) on or prior to the date in question, LESS (3) the amount (if any) of Qualified Payments paid to Landlord and applied to the Outstanding Construction Allowance on or prior to such date, and LESS (4) any payments previously made by Tenant to Landlord pursuant to subparagraph 3.(i).

(br) Participant. "Participant" means any Person, including Landlord's Parent, that agrees with Landlord or another Participant to participate in all or some of the risks and rewards to Landlord of this Lease and the Purchase Documents. As of the effective date hereof, the only Participants are those which have executed the Participation Agreement, but such Participants and Landlord may agree to share in risks and rewards of this Lease and the Purchase Documents with other Participants in the future. However, no Person other than Landlord's Parent and the Approved Participants shall qualify as a Participant for purposes of this Lease, the Purchase Documents or any other agreement to which Tenant is a party unless, with Tenant's prior written approval or when an Event of Default had occurred and was continuing, such Person became a party to the Pledge Agreement and to the Participation Agreement by executing supplements to those agreements as contemplated therein.

(bs) Participation Agreement. "Participation Agreement" means the Participation Agreement dated the date hereof among Landlord, Landlord's Parent, and the Participants named therein, pursuant to which Landlord's Parent and such Participants have agreed to participate in certain risks and rewards to Landlord of this Lease and the Purchase Agreement, as such Participation Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.

(bt)   Period.  "Period" means a Construction Period or a Base
Rent Period, as the context requires.

(bu)   Permitted Encumbrances.  "Permitted Encumbrances" means
(i) the encumbrances and other matters affecting the Leased Property that are set forth in Exhibit B attached hereto and made a part hereof, and (ii) any provisions of the Existing Contract or any other agreement described therein that survived closing thereunder (but not any deed of trust, mortgage or other agreement given to secure the repayment of borrowed funds), and (iii) any easement agreement or other document affecting title to the Leased Property executed by Landlord at the request of or with the consent of Tenant.

(bv) Permitted Hazardous Substance Use. "Permitted Hazardous Substance Use" means the use, storage and offsite disposal of Permitted Hazardous Substances in strict accordance with applicable Environmental Laws and with due care given the nature of the Hazardous Substances involved; provided, the scope and nature of such use, storage and disposal shall not include the use of underground storage tanks for any purpose other than the storage of water for fire control, nor shall such scope and nature:

	(1) exceed that reasonably required for the construction of Improvements permitted by this Lease and for the operation of the Leased Property for the purposes expressly permitted under subparagraph 8.(a); or

	(2) include any disposal, discharge or other release of Hazardous Substances from operations on the Leased Property in any manner that might allow such substances to reach surface water or groundwater, except (i) through a lawful and properly authorized discharge (A) to a publicly owned treatment works or (B) with rainwater or storm water runoff in accordance with Applicable Laws and any permits obtained by Tenant that govern such runoff; or (ii) any such disposal, discharge or other release of Hazardous Substances for which no permits are required and which are not otherwise regulated under applicable Environmental
Laws.

Further, notwithstanding anything to the contrary herein contained, Permitted Hazardous Substance Use shall not include any use of the Leased Property as a treatment, storage or disposal facility (as defined by federal Environmental Laws) for Hazardous Substances, including but not limited to a landfill, incinerator or other waste disposal facility.

(bw) Permitted Hazardous Substances. "Permitted Hazardous Substances" means Hazardous Substances used and reasonably required for Tenant's operation of the Leased Property for the purposes expressly permitted by subparagraph 8.(a) in strict compliance with all Environmental Laws and with due care given the nature of the Hazardous Substances involved. Without limiting the generality of the foregoing, Permitted Hazardous Substances shall include, without limitation, usual and customary office and janitorial products, and the materials listed on Exhibit C attached hereto.

(bx) Permitted Transfer. "Permitted Transfer" means any one or more of the following: (1) the creation or conveyance of rights and interests under the Participation Agreement in favor of Landlord's Parent or Participants; (2) subject to the last sentence of subparagraph 11.(d), any assignment or conveyance by Landlord of any lien or security interest against the Leased Property (in contrast to a conveyance of Landlord's fee estate in the Leased Property) or of any interest in Rent, payments required by the Purchase Agreement or payments to be generated from the Leased Property after the Term, to any present or future Participant or to any Affiliate of Landlord; (3) any agreement to exercise or refrain from exercising rights or remedies hereunder or under the Purchase Documents or the Environmental Indemnity made by Landlord with any present or future Participant or Affiliate of Landlord; (4) any assignment or conveyance by Landlord requested by Tenant or required by any Permitted Encumbrance, by the Purchase Agreement or by Applicable Laws; (5) any assignment or conveyance by Landlord when an Event of Default shall have occurred and be continuing; or (6) any assignment or conveyance by Landlord after the Designated Sale Date.

(by) Person. "Person" means an individual, a corporation, a partnership, an unincorporated organization, an association, a joint stock company, a joint venture, a trust, an estate, a government or agency or political subdivision thereof or other entity, whether acting in an individual, fiduciary or other capacity.

(bz) Plan. "Plan" means at any time an employee pension benefit plan which is covered under Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by Tenant or any Subsidiary for employees of Tenant or any Subsidiary or
(ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Tenant or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

(ca)  Pledge Agreement.  "Pledge Agreement" means the
Pledge Agreement dated as of the date hereof between Landlord and Tenant, pursuant to which Tenant may pledge certificates of deposit and/or securities as security for Tenant's obligations under the Purchase Agreement (and for the corresponding obligations of Landlord to the Participants under the Participation Agreement), as such Pledge Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.

(cb) Prime Rate. "Prime Rate" means the prime interest rate or equivalent charged by Landlord's Parent in the United States as announced or published by Landlord's Parent from time to time, which need not be the lowest interest rate charged by Landlord's Parent. If for any reason Landlord's Parent does not announce or publish a prime rate or equivalent, the prime rate or equivalent announced or published by ABN AMRO Bank N.V. or Credit Commercial de France as selected by Landlord shall be used as the Prime Rate. The prime rate or equivalent announced or published by such bank need not be the lowest rate charged by it. The Prime Rate may change from time to time after the date hereof without notice to Tenant as of the effective time of each change in rates described in this definition.

(cc) Purchase Agreement. "Purchase Agreement" means the Purchase Agreement dated as of the date hereof between Landlord and Tenant pursuant to which Tenant has agreed to purchase or to arrange for the purchase by a third party of the Leased Property, as such Purchase Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.

(cd) Purchase Documents. "Purchase Documents" means collectively the Purchase Agreement, the Pledge Agreement, and the Custodial Agreement.

(ce) Purchase Price. "Purchase Price" shall have the meaning assigned to it in the Purchase Agreement.

(cf) Qualified Payments. "Qualified Payments" means all payments received by Landlord from time to time during the Term from any party (1) under any casualty insurance policy as a result of damage to the Leased Property, (2) as compensation for any restriction placed upon the use or development of the Leased Property or for the condemnation of the Leased Property or any portion thereof, (3) because of any judgment, decree or award for injury or damage to the Leased Property or (4) under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Leased Property; provided, however, that (x) in determining Qualified Payments, there shall be deducted all expenses and costs of every kind, type and nature (including taxes and Attorneys'
Fees) incurred by Landlord with respect to the collection of such payments, (y) Qualified Payments shall not include any payment to Landlord by a Participant or an Affiliate of Landlord that is made to compensate Landlord for the Participant's or Affiliate's share of any Losses Landlord may incur as a result of any of the events described in the preceding clauses (1) through (4) and (z) Qualified Payments shall not include any payments received by Landlord that Landlord has paid to Tenant for the restoration or repair of the Leased Property or that Landlord is holding as Escrowed Proceeds. For purposes of computing the total Qualified Payments (and other amounts dependent upon Qualified Payments, such as Stipulated Loss Value and the Outstanding Construction Allowance) paid to or received by Landlord as of any date, payments described in the preceding clauses (1) through (4) will be considered as Escrowed Proceeds, not Qualified Payments, until they are actually applied as Qualified Payments by Landlord, which Landlord will do upon the first Advance Date or Base Rent Date which is at least three (3) Business Days after Landlord's receipt of the same unless postponement of such application is required by other provisions of this Lease or consented to by Tenant in writing. Thus, for example, condemnation proceeds actually received by Landlord in the middle of a Base Rent Period will not be considered as having been received by Landlord for purposes of computing the total Qualified Payments unless and until actually applied by Landlord as a Qualified Payment on a subsequent Base Rent Date in accordance with Paragraph 4 below. (Landlord shall have no obligation to readvance any portion of the Outstanding Construction Allowance reduced by Qualified Payments.)

(cg) Qualifying Security Interest. "Qualifying Security Interest" means a first priority perfected security interest under the Pledge Agreement which is sufficient, for purposes of the laws and regulations which govern minimum amounts of capital that Landlord and Participants or their affiliates must maintain, to permit them to assign a risk weighting of no more than twenty percent to a portion of their collective investment in the Leased Property equal to the Value (as defined in and determined in accordance with the Pledge Agreement) of the Collateral encumbered by such an interest.

(ch) Remaining Proceeds. "Remaining Proceeds" shall have the meaning assigned to it in subparagraph 4.(a)(ii).

(ci)  Rent.  "Rent" means the Base Rent and all Additional
Rent.

(cj)  Responsible Financial Officer.  "Responsible
Financial Officer" means the chief financial officer, the controller, the treasurer or the assistant treasurer of Tenant.

(ck) Scope Change. A "Scope Change" means a material addition to, deletion from or other modification to the quality, function or capacity of the Designated Improvements as delineated in descriptions and renderings approved by Landlord as provided in subparagraph 6.(b)(ii) or in any subsequent plans and specifications therefor approved by Landlord, but shall not include refinement, correction and detailing by Tenant or Tenant's architects or contractors from time to time. As used in this definition, a "material" change shall mean any change that (a) is reasonably likely to substantially reduce the fair market value of the Leased Property (after completion of the Designated Improvements), or (b) will change the general character of the Designated Improvements from that described and shown in the descriptions and renderings approved by Landlord pursuant to subparagraph 6.(b)(ii).

(cl) Securities Collateral. "Securities Collateral" shall have the meaning assigned to it in the Pledge Agreement.

(cm) Securities Collateral Percentage. "Securities Collateral Percentage" for each Period means the Securities Collateral Percentage for such Period (as defined in and determined in accordance with the Pledge Agreement); provided, however, for purposes of this Lease, the Securities Collateral
Percentage:

(i)  for any Period ending on or prior to the Last Advance
Date shall be zero; and

(ii) for any Period ending after the Last Advance Date shall not exceed the lesser of

			(A) one minus the Certificate of
Deposit Collateral Percentage for such Period, or

			(B) a fraction, the numerator of which
fraction shall equal the Value (as defined below) of all Securities Collateral that is, on the first day of such Period, held by the Custodian under the Custodial Agreement, subject to a Qualifying Security
Interest and free from claims or security interests held or asserted by any third party, and the denominator of which fraction shall equal the Stipulated Loss Value on the first day of such Period
(computed after the subtraction of any Qualified
Payments applied on such first day). "Value" means, for purposes of determining the Securities Collateral
Percentage under this definition for each Period, the Value (as defined in and determined in accordance with the Pledge Agreement) on the Valuation Date (as defined in the Custodial Agreement) upon which such Period commences or, if such Period does not commence upon a Valuation Date, on the most recent Valuation
Date prior to the commencement of such Period.

(cn) Spread. The "Spread" on any date will depend upon a computation involving (a) the rating by Standard and Poor's Corporation (the "S&P Rating") or the rating by Moody's Investor Service, Inc. (the "Moody's Ratings"), whichever rating is higher, of Tenant's senior, unsecured debt on that date (whether such ratings are express or published, implied ratings), and (b) the Debt to Capital Ratio (as defined below) on that date, such computation to be as follows:

(i) If (1) there is no S&P Rating for the senior, unsecured debt of Tenant (express or published, implied) or the S&P Rating is below BBB-, AND (2) there is no Moody's Rating for senior, unsecured debt of Tenant
(express or published, implied) or the Moody's Rating is below Baa3, AND (3) the Debt to Capital Ratio is greater than 0.30, then the Spread will be sixty basis points
(.600%).

(ii)    If (1) the S&P Rating is BBB-, OR (2) the Moody's
Rating is Baa3, OR (3) the Debt to Capital Ratio is equal to or less than 0.30 and more than 0.15, and if Tenant does not qualify for a lower Spread pursuant to clause
(iii), (iv) or (v) below, then the Spread will be forty-five basis points (.450%).

(iii)   If (1) the S&P Rating is BBB, OR (2) the Moody's
Rating is Baa2, OR (3) the Debt to Capital Ratio is equal to or less than 0.15, and if Tenant does not qualify for a lower Spread pursuant to clause (iv) or (v) below, then the Spread will be thirty-seven and one-half basis points
(.375%).

(iv)    If (1) the S&P Rating is BBB+, OR (2) the Moody's
Rating is Baa1, and if Tenant does not qualify for a lower
Spread pursuant to clause (v) below, then the Spread will be thirty basis points (.300%).

(v)     If (1) the S&P Rating is above BBB+, OR (2) the
Moody's Rating is above Baa1, then the Spread will be twenty-seven and one-half basis points (.275%).

For purposes of calculating the Spread, "Debt to Capital Ratio" means the quotient determined by dividing (A) funded Senior Debt (as defined in subparagraph 9.(ac)(ii)), by (B) the total Capitalization (as defined in subparagraph 9.(ac)(ii)), including Subordinated Debt (as defined in subparagraph 9.(ac)(ii)). The parties believe it improbable that the ratings systems used by Standard and Poor's Corporation and by Moody's Investor Service, Inc. will be discontinued or changed, but if such ratings systems are discontinued or changed, Landlord shall be entitled to select and use a comparable ratings systems as a substitute for the S&P Rating or the Moody Rating, as the case may be, for purposes of determining the Spread. All determinations of the Spread by Landlord shall, in the absence of clear and demonstrable error, be binding and conclusive for purposes of this Lease. Further Landlord may, but shall not be required, to rely on the determination of the Spread set forth in any certificate delivered by Tenant pursuant to subparagraph 9.(w)(iv) below, and no reduction in the Spread will be effective because of an improvement in the S&P Rating, the Moody's Rating or the Debt to Capital Ratio before Tenant has notified Landlord thereof by delivery of such a certificate.

(co) Stipulated Loss Value. "Stipulated Loss Value" means at any time the amount equal to (1) the Initial Investment PLUS
(2) the Outstanding Construction Allowance at such time, LESS
(3) the aggregate amount (if any) of Qualified Payments paid to Landlord in excess of any Qualified Payments deducted in the computation of such Outstanding Construction Allowance. Under no circumstances will any payment of Base Rent, the Upfront Fee, Commitment Fees or Administrative Fees reduce Stipulated Loss Value.

(cp) Subsidiary. "Subsidiary" means any corporation of which Tenant and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

(cq) Tenant's Knowledge. "Tenant's knowledge," "to the knowledge of Tenant" and words of like effect means the actual knowledge (with due investigation) of any of the following employees of Tenant: Alan Groves, Vice President and Corporate Controller; Christopher B. Paisley, Chief Financial Officer; Abe Darwish, Vice President of Worldwide Real Estate and Site Services; and Paul Murray, Director of Worldwide Safety and Environmental Health. However, to the extent Tenant's knowledge after the date hereof may become relevant hereunder or under any certificate or other notice provided by Tenant to Landlord in connection with this Lease, "Tenant's knowledge" and words of like effect shall include the then actual knowledge of other employees of Tenant (if any) that have assumed responsibilities of the current employees listed in the preceding sentence or that have replaced such current employees. But none of the employees of Tenant whose knowledge is now or may hereafter be relevant shall be personally liable for the representations of Tenant made herein.

(cr) Term. "Term" shall have the meaning assigned to it in Paragraph 2 below.

(cs) Unfunded Benefit Liabilities. "Unfunded Benefit Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan exceeds the fair market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of Tenant or any ERISA Affiliate of Tenant under Title IV of ERISA.

(ct) Upfront Fee. "Upfront Fee" shall have the meaning assigned to it in subparagraph 3.(b).

(cu)  Voluntary Minimum Pledge Commitment.  "Voluntary
Minimum Pledge Commitment" means an agreement in form and substance reasonably satisfactory to Landlord and the other parties to the Pledge Agreement which Tenant may elect to execute in connection with a casualty, condemnation or sale in lieu of condemnation affecting the Leased Property and which modifies the Pledge Agreement by establishing a Minimum Collateral Percentage (as defined therein) sufficient to require Tenant to maintain Collateral under the Pledge Agreement with a value of no less than the insurance, condemnation or sale proceeds paid or to be paid because of the casualty, condemnation or sale in lieu of condemnation until Tenant has completed any related repairs or restoration required by this Lease.

(cv) Other Terms and References. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context otherwise requires. References herein to Paragraphs, subparagraphs or other subdivisions shall refer to the corresponding Paragraphs, subparagraphs or subdivisions of this Lease, unless specific reference is made to another document or instrument.
References herein to any Schedule or Exhibit shall refer to the corresponding Schedule or Exhibit attached hereto, which shall be made a part hereof by such reference. All capitalized terms used in this Lease which refer to other documents shall be deemed to refer to such other documents as they may be renewed, extended, supplemented, amended or otherwise modified from time to time, provided such documents are not renewed, extended or modified in breach of any provision contained herein or therein or, in the case of any other document to which Landlord is a party or of which Landlord is an intended beneficiary, without the consent of Landlord. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. The words "this Lease", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Lease as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Paragraph" and "this subparagraph" and similar phrases refer only to the Paragraphs or subparagraphs hereof in which the phrase occurs. Unless required by the context in which it is used, the word "or" is not exclusive. Other capitalized terms are defined in the provisions that follow.

2. Term. The term of this Lease (herein called the "Term") shall commence on and include the effective date hereof, and end at 8:00 A.M. on the first Business Day of September, 2002, unless extended or sooner terminated as herein provided. Notwithstanding any other provision of this Lease which may expressly restrict the early termination hereof, and provided that Tenant is still in possession of the Leased Property and has not breached its obligation to make or have made any payment required by Paragraph 2 of the Purchase Agreement on any prior Designated Sale Date, Tenant may notify Landlord of Tenant's election to terminate this Lease before the first Business Day of September, 2002, by giving Landlord an irrevocable notice of such election and of the effective date of the termination, which notice must be given (if at all) at least sixty (60) days prior to the effective date of the termination. If Tenant elects to so terminate this Lease, then on the date on which this Lease is to be terminated, not only must Tenant pay all unpaid Rent, Tenant must also pay any Breakage Costs resulting from the termination and must satisfy its obligations under the Purchase Agreement. The payment of any unpaid Rent and Breakage Costs and the satisfaction of Tenant's obligations under the Purchase Agreement shall be conditions precedent to the effectiveness of any early termination of this Lease by Tenant.

	The Term may be extended at the option of Tenant for two successive periods of five (5) years each; provided, however, that prior to any such extension the following conditions must have been satisfied: (A) at least one hundred eighty (180) days prior to the commencement of any such extension, Landlord and Tenant must have agreed in writing upon, and received the written consent and approval of Landlord's Parent and all other Participants to (1) a corresponding extension of the date specified in clause (iii) of the definition of Designated Sale Date in the Purchase Agreement, and (2) an adjustment to the Rent that Tenant will be required to pay for the extension, it being expected that the Rent for the extension may be different than the Rent required for the original Term, and it being understood that the Rent for any extension must in all events be satisfactory to both Landlord and Tenant, each in its sole and absolute discretion; (B) there must be no Event of Default continuing hereunder at the time of Tenant's exercise of its option to extend; and (C) immediately prior to any such extension, this Lease must remain in effect. With respect to the condition that Landlord and Tenant must have agreed upon the Rent required for any extension of the Term, neither Tenant nor Landlord is willing to submit itself to a risk of liability or loss of rights hereunder for being judged unreasonable. Accordingly, both Tenant and Landlord hereby disclaim any obligation express or implied to be reasonable in negotiating the Rent for any such extension. Subject to the changes to the Rent payable during any extension of the Term as provided in this Paragraph, if Tenant exercises its option to extend the Term as provided in this Paragraph, this Lease shall continue in full force and effect, and the leasehold estate hereby granted to Tenant shall continue without interruption and without any loss of priority over other interests in or claims against the Leased Property that may be created or arise after the date hereof and before the extension.

3.      Rental.

(a) Base Rent. Tenant shall pay Landlord rent (herein called "Base Rent") in arrears, in currency that at the time of payment is legal tender for public and private debts in the United States of America, in installments on each Base Rent
Date through the end of the Term. Each payment of Base Rent must be received by Landlord no later than 12:00 noon (San Francisco time) on the date it becomes due; if received after 12:00 noon it will be considered for purposes of this Lease as received on the next following Business Day. Each installment of Base Rent shall represent rent allocable to the Base Rent Period (or portion thereof) ending on the date on which the installment is due. Landlord shall notify Tenant in writing of the Base Rent due for each Base Rent Period at least fifteen
(15) days prior to the Base Rent Date on which such period ends. Any failure by Landlord to so notify Tenant shall not constitute a waiver of Landlord's right to payment, but absent such notice Tenant shall not be in default for any underpayment resulting therefrom if Tenant, in good faith, reasonably estimates the payment required, makes a timely payment of the amount so estimated and corrects any underpayment within three
(3) Business Days after being notified by Landlord of the underpayment.

	For all Base Rent Periods subject to a LIBOR Period Election of one month, two months or three months, Base Rent shall be due in one installment on the Base Rent Date upon which the Base Rent Period ends. For Base Rent Periods subject to a LIBOR Period Election of six months, Base Rent shall be payable in two installments, with the first installment becoming due on the Base Rent Date that occurs on the first Business Day of the third calendar month following the commencement of such Base Rent Period, and with the second installment becoming due on the Base Rent Date upon which the Base Rent Period ends. Notwithstanding the foregoing, if Tenant or any Applicable Purchaser purchases Landlord's interest in the Property pursuant to the Purchase Agreement, any accrued unpaid Base Rent and all outstanding Additional Rent shall be due on the date of purchase in addition to the purchase price and other sums due Landlord under the Purchase Agreement.

	The Base Rent for each Base Rent Period shall equal the sum of:

	(1) (A) Stipulated Loss Value on the first day of such Base Rent Period, times (B) one minus the sum of the Certificate of Deposit Collateral Percentage for such Base
Rent Period and the Securities Collateral Percentage for such Base Rent Period, times (C) the sum of (i) the Effective Rate for such Base Rent Period and (ii) the
Spread calculated on the tenth (10th) Business Day prior to the day upon which such Base Rent Period commences, times (D) the number of days in such Base Rent Period, divided by (E) three hundred sixty (360); PLUS

	(2) (A) Stipulated Loss Value on the first day of such Base Rent Period, times (B) the Certificate of
Deposit Collateral Percentage for such Base Rent Period, times (C) twenty-two and one-half basis points (22.5/100 of 1%), times (D) the number of days in such Base Rent
Period, divided by (E) three hundred sixty (360); PLUS

	(3) (A) Stipulated Loss Value on the first day of such Base Rent Period, times (B) the Securities Collateral
Percentage for such Base Rent Period, times (C) the sum of
(i) the Effective Rate for such Base Rent Period and (ii) twenty-two and one-half basis points (22.5/100 of 1%), times (D) the number of days in such Base Rent Period, divided by (E) three hundred sixty (360).

	To ease the administrative burden of this Lease and the Pledge Agreement, clause (2) in the formula above for calculating Base Rent reflects a reduction in the Base Rent equal to the interest that would accrue on any Cash Collateral required by the Pledge Agreement from time to time if the Accounts (as defined in the Pledge Agreement) bore interest at the Effective Rate. Landlord has agreed to such reduction in the Base Rent to provide Tenant with the economic equivalent of interest on such Cash Collateral, and in return Tenant has agreed to the provisions of the Pledge Agreement that excuse the actual payment of interest on the Accounts. By incorporating such reduction of Base Rent into the formula above, and by providing for noninterest bearing Accounts in the Pledge Agreement, the parties will avoid an unnecessary and cumbersome periodic exchange of equal payments. It is not, however, the intent of Landlord or Tenant to understate Base Rent or interest for financial reporting purposes.
Accordingly, for purposes of determining Tenant's compliance with the affirmative financial covenants set forth in subparagraph 9.(ac), and for purposes of any financial reports that this Lease requires of Tenant from time to time, Tenant may report Base Rent as if there had been no such reduction and as if the Cash Collateral from time to time required by the Pledge Agreement had been maintained in Accounts bearing interest at the Effective Rate.

	Assume, only for the purpose of illustration of the calculation of Base Rent: that after the Carrying Costs Accrual Termination Date, a hypothetical Base Rent Period contains exactly ninety (90) days; that, after taking into account all Qualified Payments, the Stipulated Loss Value on the first day of such Base Rent Period is $50,000,000; that the Certificate of Deposit Collateral Percentage for such Base Rent Period is twenty percent (20%); that the Securities Collateral Percentage for such Base Rent Period is thirty percent (30%); that the Effective Rate for the applicable Base Rent Period is 5.5%; and that the Spread for the applicable Base Rent Period is 0.5%. Under such assumptions, the Base Rent for the hypothetical Base Rent Period will equal:

		$50,000,000 x 50% x (5.5% + 0.5%) x 90/360,
or $375,000, PLUS
		$50,000,000 x 20% x .225% x 90/360, or
$5,625, PLUS
		$50,000,000 x 30% x (5.5% + .225%) x
90/360, or $214,687.5, = $595,312.5

(b) Upfront Fee. Upon execution and delivery of this Lease by Landlord, Tenant shall pay Landlord an upfront fee (the
"Upfront Fee") as provided in the letter dated July 10, 1997 from Landlord to Tenant, which Tenant executed and returned to Landlord to indicate (among other things) Tenant's willingness to proceed with negotiations for this Lease (the "Nonbinding
Term Sheet"). (Tenant shall, however, be entitled to an appropriate credit against the Upfront Fee for the deposit already paid by Tenant as provided in the Nonbinding Term
Sheet.) The Upfront Fee shall represent Additional Rent for the first Base Rent Period.

(c) Commitment Fees. For each Construction Period, Tenant shall pay Landlord a fee (herein called a "Commitment Fee") equal to (1) twelve and one-half basis points (12.5/100 of 1%), times (2) the difference at the end of the first day of such Construction Period between (A) the Maximum Construction Allowance and (B) the sum (computed without deduction for any Qualified Payments) of all Construction Advances made by or on behalf of Landlord under this Lease and all Carrying Costs that have been added to and made a part of the Outstanding Construction Allowance, times (3) the number of days in such Construction Period, divided by (4) three hundred sixty (360).
 Tenant shall pay Commitment Fees in arrears on the first Business Day of February, May, August and November of each calendar year, beginning with the first Business Day in November, 1997 and continuing regularly thereafter to and including the first of such Business Days to fall on or after the Last Advance Date; provided that if any of such dates does not fall on a Business Day, the payment of Commitment Fees otherwise then due shall become due on the next following Business Day; and provided, further, if any Commitment Fees shall have accrued and remain unpaid on the Designated Sale Date, such accrued unpaid Commitment Fees shall be due on the Designated Sale Date.

(d)     Administrative Agency Fees.   Upon execution and delivery
of this Lease by Landlord, and again on each anniversary of the date hereof, Tenant shall pay to Landlord an administrative agency fee (an "Administrative Fee") in the amount equal to one third of the total per annum administrative agency fees specified in the Nonbinding Term Sheet. Each Administrative
Fee shall represent Additional Rent for the Construction Period or Base Rent Period during which it is paid.

(e) Additional Rent. All amounts which Tenant is required to pay to or on behalf of Landlord pursuant to this Lease, together with every charge, premium, interest and cost set forth herein which may be added for nonpayment or late payment thereof, shall constitute rent (all such amounts, other than Base Rent, are herein called "Additional Rent").

(f) Interest and Order of Application. All Rent shall bear interest, if not paid when first due, at the Default Rate in effect from time to time from the date due until paid; provided, that nothing herein contained will be construed as permitting the charging or collection of interest at a rate exceeding the maximum rate permitted under Applicable Laws. Landlord shall be entitled to apply any amounts paid by or on behalf of Tenant hereunder against any Rent then past due in the order the same became due or in such other order as Landlord may elect.

(g) Net Lease. It is the intention of Landlord and Tenant that the Base Rent and all other payments herein specified shall be absolutely net to Landlord. Tenant shall pay all costs, expenses and obligations of every kind relating to the Leased Property or this Lease which may arise or become due, including, without limitation: (i) Impositions, including any taxes payable by virtue of Landlord's receipt of amounts paid to or on behalf of Landlord in accordance with this subparagraph 3.(g), but not including any Excluded Taxes; (ii) any Capital Adequacy Charges; (iii) any amount for which Landlord is or becomes liable with respect to the Permitted Encumbrances; and (iv) any costs incurred by Landlord (including Attorneys' Fees) because of Landlord's acquisition or ownership of the Leased Property or because of this Lease or the transactions contemplated herein.

(h)     No Demand or Setoff.  The Base Rent and all Additional
Rent shall be paid without notice or demand and without abatement, counterclaim, deduction, setoff or defense, except as expressly provided herein.

(i) Overdrawn Allowance. On any Advance Date on which (1) the Outstanding Construction Allowance (including any Carrying
Costs added thereto on such Advance Date), plus any Qualified Payments that have been applied to reduce the Outstanding Construction Allowance on or prior to such Advance Date, exceed
(2) the Maximum Construction Allowance, Tenant shall pay to Landlord the amount of such excess. Each payment required by this subparagraph must be received by Landlord no later than 12:00 noon (San Francisco time) on the Advance Date it becomes due; if received after 12:00 noon it will be considered for purposes of this Lease as received on the next following
Business Day. Landlord shall notify Tenant in writing of any payment due pursuant to this subparagraph at least fifteen (15) days prior to the Advance Date upon which it becomes due. Any failure by Landlord to so notify Tenant shall not constitute a waiver of Landlord's right to payment, but absent such notice Tenant shall not be in default for any underpayment resulting therefrom if Tenant, in good faith, reasonably estimates the payment required, makes a timely payment of the amount so estimated and corrects any underpayment within three (3)
Business Days after being notified by Landlord of the underpayment. Nothing in this subparagraph shall be construed to require Landlord to make Construction Advances which could result in payments required by this subparagraph.

4.      Insurance and Condemnation Proceeds.

(a) Subject to Landlord's rights under this Paragraph 4, and so long as no Event of Default shall have occurred and be continuing, Tenant shall be entitled to use all casualty insurance and condemnation proceeds payable with respect to the Leased Property during the Term for the restoration and repair of the Leased Property or any remaining portion thereof.
Except as provided in the last sentence of subparagraph 9.(r) and the last sentence of subparagraph 9.(s), all insurance and condemnation proceeds received with respect to the Leased Property (including proceeds payable under any insurance policy covering the Leased Property which is maintained by Tenant) shall be paid to Landlord and applied as follows:

(i)     First, such proceeds shall be used to reimburse
Landlord for any costs and expenses, including Attorneys'
Fees, incurred in connection with the collection of such proceeds.

(ii)    Second, the remainder of such proceeds (the
"Remaining Proceeds"), shall be held by Landlord as Escrowed Proceeds and applied to reimburse Tenant for the actual cost of the repair, restoration or replacement of the Leased Property. However, any Remaining Proceeds not needed for such purpose shall be applied by Landlord as Qualified Payments after Tenant notifies Landlord that they are not needed for repairs, restoration or replacement.

Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, then Landlord shall be entitled to receive and collect insurance or condemnation proceeds payable with respect to the Leased Property, and either, at the discretion of Landlord, (A) hold such proceeds as Escrowed Proceeds until paid to Tenant as reimbursement for the actual and reasonable cost of repairing, restoring or replacing the Leased Property when Tenant has completed such repair, restoration or replacement, or (B) apply such proceeds (net of the deductions described in clause (i) above) as Qualified Payments.

(b) Any Remaining Proceeds held by Landlord as Escrowed Proceeds shall be deposited by Landlord in an interest bearing account as provided in the definition of Escrowed Proceeds and shall be paid to Tenant upon completion of the applicable repair, restoration or replacement and upon compliance by Tenant with such terms, conditions and requirements as may be reasonably imposed by Landlord, but in no event shall Landlord be required to pay any Escrowed Proceeds to Tenant in excess of the actual cost to Tenant of the applicable repair, restoration or replacement, it being understood that Landlord may retain any such excess as a Qualified Payment. In any event, Tenant will not be entitled to any abatement or reduction of the Base Rent or any other amount due hereunder except to the extent that such excess Remaining Proceeds result in Qualified Payments which reduce Stipulated Loss Value (and thus payments computed on the basis of Stipulated Loss Value) as provided in the definitions set out above. Further, notwithstanding the inadequacy of the Remaining Proceeds held by Landlord as Escrowed Proceeds, if any, or anything herein to the contrary, Tenant must, after any taking of less than all or substantially all of the Leased Property by condemnation and after any damage to the Leased Property by fire or other casualty, restore or improve the Leased Property or the remainder thereof to a value no less than Stipulated Loss Value (computed after the application of any Remaining Proceeds as a Qualified Payment) and to a safe and sightly condition. Any taking of so much of the Leased Property as, in Landlord's reasonable judgment, makes it impracticable to restore or improve the remainder thereof as required by the preceding sentence shall be considered a taking of substantially all the Leased Property for purposes of this Paragraph 4.

(c) In the event of any taking of all or substantially all of the Leased Property, Landlord shall be entitled to apply all Remaining Proceeds as a Qualified Payment, notwithstanding the foregoing. In addition, if Stipulated Loss Value immediately prior to any taking of all or substantially all of the Leased Property by condemnation exceeds the sum of the Remaining Proceeds resulting from such condemnation, then Landlord shall be entitled to recover the excess from Tenant upon demand as an additional Qualified Payment, whereupon this Lease shall terminate.

(d) Nothing herein contained shall be construed to prevent Tenant from obtaining and applying as it deems appropriate any separate award from any condemning authority or from any insurer for a taking of or damage to Tenant's personal property not included in the Leased Property or for moving expenses or business interruption, provided, such award is not combined with and does not reduce the award for any taking of the Leased Property, including Tenant's interest therein. Further, notwithstanding anything to the contrary herein contained, if Remaining Proceeds held by Landlord during the term of this Lease shall exceed Stipulated Loss Value and any Rent payable by Tenant, then Tenant may get the excess by terminating this Lease in accordance with Paragraph 2 and purchasing such excess (which will then be held by Landlord as Escrowed Proceeds), together with any remaining interest of Landlord in the Leased Property, pursuant to the Purchase Agreement.

(e) Landlord and Tenant each waive any right of recovery against the other, and the other's agents, officers or employees, for any damage to the Leased Property or to the personal property situated from time to time in or on the Leased Property resulting from fire or other casualty covered by a valid and collectible insurance policy; provided, however, that the waiver set forth in this subparagraph 4.(e) shall be effective insofar, but only insofar, as compensation for such damage or loss is actually recovered by the waiving party (net of costs of collection) under the policy notwithstanding the waivers set out in this paragraph. Tenant shall cause the insurance policies required of Tenant by this Lease to be properly endorsed, if necessary, to prevent any loss of coverage because of the waivers set forth in this paragraph.
If such endorsements are not available, the waivers set forth in this paragraph shall be ineffective to the extent that such waivers would cause required insurance with respect to the Leased Property to be impaired.

5.      No Lease Termination.

(a) Status of Lease. Except as expressly provided herein, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease, nor shall Tenant be entitled to any abatement of the Rent, nor shall the obligations of Tenant under this Lease be excused, for any reason whatsoever, including without limitation any of the following: (i) any damage to or the destruction of all or any part of the Leased Property from whatever cause, (ii) the taking of the Leased Property or any portion thereof by eminent domain or otherwise for any reason, (iii) the prohibition, limitation or restriction of Tenant's use of all or any portion of the Leased Property or any interference with such use by governmental action or otherwise, (iv) any eviction of Tenant or of anyone claiming through or under Tenant by paramount title or otherwise (provided, if Tenant is wrongfully evicted by Landlord or by any third party lawfully claiming through or under Landlord, other than Tenant or a third party claiming through or under Tenant, then Tenant will have the remedies described in Paragraph 15 below), (v) any default on the part of Landlord under this Lease or under any other agreement to which Landlord and Tenant are parties, (vi) the inadequacy in any way whatsoever of the design or construction of any improvements included in the Leased Property, it being understood that Landlord has not made and will not make any representation express or implied as to the adequacy thereof, or (vii) any other cause whether similar or dissimilar to the foregoing, any existing or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent of the covenants and agreements of Landlord, that the Base Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or limited pursuant to an express provision of this Lease. However, nothing in this Paragraph shall be construed as a waiver by Tenant of any right Tenant may have at law or in equity to (i) recover monetary damages for any default under this Lease by Landlord that Landlord fails to cure within the period provided in Paragraph 15, (ii) injunctive relief in case of the violation, or attempted or threatened violation, by Landlord of any of the express covenants, agreements, conditions or provisions of this Lease, or (iii) a decree compelling performance of any of the express covenants, agreements, conditions or provisions of this Lease.

(b) Waiver By Tenant. Without limiting the foregoing, Tenant waives to the extent permitted by Applicable Laws, except as otherwise expressly provided herein, all rights to which Tenant may now or hereafter be entitled by law (including any such rights arising because of any implied "warranty of suitability" or other warranty under Applicable Laws) (i) to quit, terminate or surrender this Lease or the Leased Property or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the Base Rent or any other sums payable under this Lease.

6.      Construction Allowance.

(a)     Advances; Outstanding Construction Allowance.

(i) Subject to the conditions set forth below, Landlord shall make advances (herein called "Construction Advances") on Advance Dates from time to time as requested by Tenant to reimburse Tenant for the actual cost of making the Designated Improvements to the Leased Property and for any property taxes or assessments payable prior to the Last Advance Date with respect to the Leased Property. In no event will Construction Advances which may be required of Landlord, when added to Carrying Costs accrued or projected by Landlord to accrue prior to the Carrying Costs Accrual Termination Date as described below, exceed the Maximum Construction Allowance. Notwithstanding the foregoing, if for any reason Stipulated Loss Value (and thus the Outstanding Construction Allowance included as a component thereof) must be determined under this Lease as of any date between Advance Dates, the Outstanding Construction Allowance determined on such date shall equal the Outstanding Construction Allowance on the immediately preceding Advance Date computed in accordance with the preceding sentence, plus Carrying Costs accruing on and after such preceding Advance Date to but not including the date in question.

(ii) Charges (herein collectively called "Carrying Costs") shall accrue as described below for each Construction Period ending on or prior to the Carrying Costs Accrual Termination Date, and will be added to (and thereafter be included in) the Outstanding Construction Allowance on the last day of such Construction Period (i.e., generally on the Advance Date upon which such Construction Period ends).

(iii) For each Construction Period prior to or ending on the Carrying Costs Accrual Termination Date, Carrying Costs shall equal:

		(1)(A) Stipulated Loss Value as of the first day of such Construction Period, times (B) one minus the Certificate of Deposit Collateral Percentage in effect during such Construction Period, times (C) the sum of
(i) the Effective Rate in effect during such Construction Period and (ii) the Spread calculated on the tenth (10th) Business Day prior to the day upon which such Construction Period commences, times (D) the number of days in such Construction Period, divided by
(E) three hundred sixty (360); PLUS

		(2)(A) Stipulated Loss Value as of the first day of such Construction Period, times (B) the Certificate of Deposit Collateral Percentage in effect during such Construction Period, times (C) twenty-two and one-half basis points (22.5/100 of 1%), times (D) the number of days in such Construction Period, divided by (E) three hundred sixty (360).

(iv) To ease the administrative burden of this Lease and the Pledge Agreement, clause (2)(A) in the formula set forth in the preceding clause 6.(a)(iii) for calculating Carrying Costs reflects a reduction in the Carrying Costs equal to the interest that would accrue on any Cash Collateral required by the Pledge Agreement from time to time if the Accounts (as defined in the Pledge Agreement) bore interest at the Effective Rate. Landlord has agreed to such reduction in the Carrying Costs to provide Tenant with the economic equivalent of interest on such Cash Collateral, and in return Tenant has agreed to the provisions of the Pledge Agreement that excuse the actual payment of interest on the Accounts. By incorporating such reduction of Carrying Costs into the formula above, and by providing for noninterest bearing Accounts in the Pledge Agreement, the parties will avoid an unnecessary and cumbersome periodic exchange of equal payments. It is not, however, the intent of Landlord or Tenant to understate Carrying Costs or interest for financial reporting purposes. Accordingly, for purposes of determining Tenant's compliance with the affirmative financial covenants set forth in subparagraph 9.(ac), and for purposes of any financial reports that this Lease requires of Tenant from time to time, Tenant may report its financial statements as if there had been no such reduction and as if the Cash Collateral from time to time required by the Pledge Agreement had been maintained in Accounts bearing interest at the Effective Rate.

(b)     Designated Improvements.

(i) Responsibility for Construction. Tenant shall construct all Designated Improvements in a good and workmanlike manner, in accordance with (1) the descriptions and renderings approved by Landlord as described in subparagraph 6.(b)(ii) below, (2) any Construction Documents for which Tenant has requested and obtained the written approval of Landlord or which Landlord has executed at the request of Tenant pursuant to Paragraph 10.(b) (though this clause (2) shall not be construed to require Tenant to get such approval or execution of Construction Documents by Landlord), (3) Applicable Laws, and (4) the other provisions of this Lease. Further, except for building foundations, driveways, parking lots, sidewalks and other improvements which would not suffer damage by being submerged under flood waters, all Designated Improvements shall be constructed by Tenant above the elevation that the U.S. Army Corp of Engineers or any other governmental authority estimates as the highest elevation that 100 year flood waters could be expected to reach. Tenant shall have sole responsibility for contracting for and administering the construction of Designated Improvements, it being understood that Landlord's obligation with respect to the Designated Improvements shall be limited to the making of advances under and subject to the conditions set forth in this Paragraph 6.
 No contractor or other third party shall be entitled to enforce Landlord's obligations to make advances as a third party beneficiary. Notwithstanding delays beyond Tenant's control, and even if the Construction Allowance is not sufficient to pay for completion of Designated Improvements, Tenant warrants that it shall cause all Designated Improvements with respect to which it receives any Construction Advances to be completed on or prior to the Completion Deadline.

(ii)    Approval of Descriptions and Renderings of the
Designated Improvements.   No later than six months after the
date of this Lease, Tenant shall submit to Landlord and obtain Landlord's approval of descriptions and renderings of the Designated Improvements. Such descriptions and renderings must be in form and substance reasonably satisfactory to Landlord, and in any event they must be in form and substance sufficient in Landlord's reasonable judgment to permit Landlord to obtain an As-built Appraisal that will allow Landlord to evaluate whether Tenant has satisfied the condition to advances set forth in subparagraph 6.(c)(x). In this regard, Tenant acknowledges that its conceptual plans for the Designated Improvements have yet to be finalized, leaving Tenant unable as of the date of this Lease to provide Landlord with a description of the Designated Improvements needed for an As-built Appraisal. Accordingly, Landlord does not as of the date of this Lease have an As-built Appraisal meeting Landlord's regulatory and internal underwriting requirements for the provision of the full Construction Allowance. Tenant covenants, however, to complete such conceptual plans, to obtain Landlord's approval of descriptions and renderings consistent therewith as required to satisfy the condition to advances set forth in subparagraph 6.(c)(x), and to thereafter construct the Designated Improvements in a manner consistent with the requirements of this Lease, all prior to any Designated Sale Date on which neither Tenant nor any Applicable Purchaser purchases the Leased Property pursuant to the Purchase Agreement for a price to Landlord (when taken together with any additional payments made by Tenant pursuant to Paragraph 2(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) of not less than the Purchase Price.

(iii) Scope Changes Subsequent to Initial Approval. Before making any Scope Change to the Designated Improvements contemplated in descriptions and renderings approved by Landlord as provided in subparagraph 6.(b)(ii), Tenant shall provide to Landlord a reasonably detailed written description of the Scope Change and a revised construction budget, all of which must be approved in writing by Landlord (or by any construction representative appointed by Landlord from time to time) before the Scope Change is implemented.

(iv) Value Added. The Designated Improvements, upon completion and taken as a whole, must enhance the value of the Leased Property such that the market value of the Leased Property shall be no less than fifty percent (50%) of Stipulated Loss Value when the Designated Improvements are complete; however:

			(1)  this subparagraph 6.(b)(iv) will not
preclude Tenant from obtaining Construction Advances for soft costs (such as architectural fees, consultant fees, Attorneys' Fees, design costs, and permitting), demolition costs, environmental remediation costs or other costs that do not, individually, add value to the Leased Property but that are incurred in connection with construction which will in the aggregate satisfy this subparagraph 6.(b)(iv);

			(2)  to address any concerns Landlord may
express about Tenant's ability to satisfy this subparagraph 6.(b)(iv), Tenant shall have the option to
(A) provide a notice to Landlord that unequivocally stipulates a maximum amount of Construction Advances that Landlord will be required to make for the Designated Improvements, in which case Landlord shall not be required to make Construction Advances in excess of the amount so stipulated, and/or (B) establish by an As-built Appraisal that the value of the Leased
Property will be no less than fifty percent (50%) of Stipulated Loss Value upon completion of the Designated
Improvements and after Landlord has provided the maximum Construction Advances that may be required of it hereunder.

(v) Estoppel Letters Required. If requested by Landlord prior to the substantial completion of the Designated Improvements, Tenant shall cause the contractor under each significant general construction contract for the Designated Improvements to execute and deliver to Landlord an estoppel letter in the form of Exhibit H attached hereto. Similarly, if requested by Landlord prior to the substantial completion of the Designated Improvements, Tenant shall also cause the architect and engineer under any material architectural or engineering contract for the Designated Improvements to execute and deliver to Landlord an estoppel letter in the form of Exhibit I attached hereto; provided, that no such estoppel letter shall be required from any architect or engineer who has assigned his plans and specifications for the Designated Improvements to Tenant without restricting Tenant's right to further assign or allow other to use the same. Tenant hereby grants to Landlord (and Landlord's successors and assigns through any Permitted Transfer) a license to copy and use any such plans and specifications as Landlord shall deem appropriate.

(vi)    Advances Not a Waiver.  No funding of Construction
Advances and no failure of Landlord to object to Designated
Improvements proposed or constructed by Tenant shall constitute a waiver by Landlord of the requirements contained in this subparagraph 6.(b).

(c) Conditions to Construction Advances. Landlord's obligation to make Construction Advances from time to time under this Paragraph 6 shall be subject to the following terms and conditions, all of which are intended for the sole benefit of Landlord:

(i) Prior Notice. Tenant must make a request in substantially the form attached to this Lease as Exhibit J for any Construction Advance at least ten (10) Business Days prior to the Advance Date upon which the advance is to be paid. Landlord shall consider in good faith any changes to the Construction Advance request forms attached hereto that Tenant may reasonably request, provided the requested changes do not impair Landlord's rights or create or increase any liability Landlord may have in connection with the Designated Improvements.

(ii) Amount of the Advances. No Construction Advance shall exceed the lesser of:

a)  the Maximum Construction Allowance, less the sum of
(1) all prior Construction Advances and all Carrying
Costs accruing through the date of such advance, and
(2) the Carrying Costs then projected by Landlord to be added to the Construction Allowance on and after the date of the advance; or

b) (1) the actual costs and expenses previously incurred and paid by Tenant for the Designated
Improvements, including "soft costs," and for property taxes or assessments assessed against the Leased
Property after the date hereof and prior to the Last
Advance Date, less (2) the sum of all previous
Construction Advances made under this Paragraph 6 to Tenant as reimbursement for such costs and expenses.

	Further, no Construction Advance shall be required that would cause the cost of completing all Designated
Improvements then contemplated as estimated by Landlord to exceed the difference computed by subtracting (1) the Carrying Costs then projected by Landlord to be added to the Outstanding Construction Allowance, from (2) the Construction Allowance remaining to be advanced. Tenant shall not request any Construction Advance (other than the final Construction Advance) for an amount less than $500,000.

(iii) Insurance. Tenant shall have obtained and provided certificates (or, in the case of clause a) below, title policies or binders) reasonably satisfactory to Landlord evidencing insurance covering the Leased Property as follows (in addition to the liability insurance required under subparagraph 9.(z) below):

a)      Title Insurance.  An owner's title insurance policy
(or binder committing the applicable title insurer to issue an owner's title insurance policy, without the payment of further premiums) in an amount, form and substance and written by one or more title insurance companies reasonably satisfactory to Landlord and insuring Landlord's ownership of fee title to the Leased Property, including any new Improvements constructed by Tenant, in the amount no less than Stipulated Loss Value; and

b) Builder's Risk Insurance. Builder's risk and such other hazard insurance as Landlord may reasonably require against all risks of physical loss (including collapse and transit coverage, but not including earthquake or flood coverage) with deductibles not to exceed $1,000,000 (or such other amount as Landlord and Tenant may agree upon in writing from time to time), such insurance to be in amounts sufficient to cover the total value of any Improvements under construction and to be maintained in full force and effect at all times until completion of the Designated Improvements.

(iv) Progress of Construction. Construction of the Designated Improvements shall be progressing in a good and workmanlike manner and in accordance with the requirements of this Lease without any continuing significant interruption, other than interruptions beyond the reasonable control of Tenant that are not likely to cause the cost of such construction (and Carrying Costs and construction period and property taxes and assessments) to exceed the Maximum Construction Allowance. Also, Tenant shall have corrected or caused the correction promptly of any significant defect in such construction.

(v) Evidence of Costs to be Reimbursed. To the extent contemplated by the Construction Advance request forms attached as Exhibit J and described in subparagraph 6.(c)(i), or otherwise required by Landlord at the time a Construction Advance is to be made, Tenant shall have submitted invoices, requests for payment from contractors, certifications from Tenant's architect or construction manager, lien releases and other evidence satisfactory to Landlord that (A) all costs for which Tenant requests reimbursement constitute actual costs incurred by Tenant for the construction of the Designated Improvements or constitute property taxes or assessments assessed against the Leased Property and paid by Tenant prior to the Last Advance Date with respect to the Leased Property and (B) general contractors and all parties that have the right to assert a mechanic's or materialman's lien against the Leased Property for labor performed in connection with the Leased Property or materials delivered to the Leased Property (collectively, "Potential Lien Claimants") have been paid all sums for which prior Construction Advances have been advanced under this Lease. Without limiting the foregoing, Landlord may decline to advance any amount that would result in an excess of $5,000,000 or more of (1) the total cost of work with respect to which Potential Lien Claimants could have asserted a lien against the Leased Property and for which Construction Advances have been advanced by Landlord, over (2) the cost of such work for which Tenant has provided to Landlord unconditional statutory lien releases from all Potential Lien Claimants in form and substance reasonably satisfactory to Landlord.

(vi)    No Event of Default or Change of Control Event.  No
Event of Default shall have occurred and be continuing under this Lease and no Change of Control Event shall have occurred.

(vii)   No Sale of Landlord's Interest.  No sale of
Landlord's interest in the Leased Property shall have occurred pursuant to the Purchase Agreement.

(viii) Certificate of No Default. Landlord shall have received, together with the notice requesting the Construction Advance described in clause (i) above, a current certificate of a Responsible Financial Officer of Tenant in the form attached as Exhibit E.

(ix) Payments by Approved Participants. None of the Approved Participants (other than Landlord's Parent) shall have failed to advance to Landlord their respective percentage shares of the Construction Advance being requested as required by Section 3.2 of the Participation Agreement. However, any such failure shall excuse Landlord's obligation to provide the Construction Advance requested only to the extent of the funds that the applicable Defaulting Participant or Participants should have advanced (but did not advance) to Landlord. Moreover, in the event of any such failure:

a) Landlord will, to the extent possible, postpone reductions of Construction Advances because of the failure by any one or more Defaulting Participants to make required advances under Section 3.2 of the Participation Agreement by adjusting (and readjusting from time to time, as required) the funding
"Percentages" of other Participants, and by requesting the other Participants to make advances to Landlord on the basis of such adjusted Percentages, in each case as provided in Section 4 of the Participation Agreement;
however, so long as a Defaulting Participant's failure to make required advances continues, no Construction
Advance shall be required that would cause the Outstanding Construction Allowance (plus Carrying Costs to accrue thereafter as projected by Landlord) to exceed (a) the Maximum Construction Allowance available under this Lease, less (b) all amounts that should have been, but have not been, advanced by a Defaulting
Participant as required by Section 3.2 of the Participation Agreement.

b) Tenant may exercise its rights under Section 3.1.3 of the Pledge Agreement to require Landlord to attempt in good faith, on and subject to the terms and conditions set forth in that Section, to assist Tenant in identifying one or more new Participants to replace the Defaulting Participants.

(x) Approval of Designated Improvements and As-built Appraisal. Landlord shall have received and approved descriptions and renderings of the Designated Improvements as provided in subparagraph 6.(b)(ii), and based upon such descriptions and renderings Landlord shall have received an As-built Appraisal indicating that the Designated Improvements will add sufficient value to the Leased Property to satisfy the requirements of subparagraph 6.(b)(iv) above.

(d)     Completion Notice.      Tenant shall provide a notice to
Landlord (the "Completion Notice") promptly after construction of the Designated Improvements is substantially complete and more than fifty percent (50%) of the Designated Improvements are being occupied by Tenant or any subtenant permitted by Paragraph 11.(a).

7. Purchase Documents and Environmental Indemnity. Tenant acknowledges and agrees that nothing contained in this Lease shall limit, modify or otherwise affect any of Tenant's obligations under the Purchase Documents or Environmental Indemnity, which obligations are intended to be separate, independent and in addition to, and not in lieu of, the obligations established by this Lease. In the event of any inconsistency between the terms and provisions of the Purchase Documents or Environmental Indemnity and the terms and provisions of this Lease, the terms and provisions of the Purchase Documents or Environmental Indemnity (as the case may be) shall control.

8.      Use and Condition of Leased Property.

(a) Use. Subject to the Permitted Encumbrances and the terms hereof, Tenant may use and occupy the Leased Property so long as no Event of Default occurs hereunder, but only for the following purposes and other lawful purposes (including parking) incidental thereto:

(i) research and development of computer-related and other electronic products; and

(ii)  administrative and office space; and

(iii) distribution and warehouse storage of computer-related and other electronic products; and

(iv) assembly of computer-related and other electronic products using components manufactured elsewhere, and light manufacturing of computer-related and other electronic products, but not including the manufacture of computer chips on-site; and

(v) cafeteria, library, fitness center and other support function uses that Tenant may provide to its employees.

Although the term "electronic products" in this subparagraph may include products designed to detect, monitor, neutralize, handle or process Hazardous Substances, the use of the Leased Property by Tenant shall not include bringing Hazardous Substances onto the Leased Property for the purpose of researching, testing or demonstrating any such products.

(b) Condition. Tenant accepts the Leased Property (and will accept the same upon any purchase of the Landlord's interest therein) in its present state, AS IS, and without any representation or warranty, express or implied, as to the condition of such property or as to the use which may be made thereof. Tenant also accepts the Leased Property without any representation or warranty, express or implied, by Landlord regarding the title thereto or the rights of any parties in possession of any part thereof, except as set forth in subparagraph 10.(a). Landlord shall not be responsible for any latent or other defect or change of condition in the Land, Improvements, fixtures and personal property forming a part of the Leased Property, and the Rent hereunder shall in no case be withheld or diminished because of any latent or other defect in such property, any change in the condition thereof or the existence with respect thereto of any violations of Applicable Laws. Nor shall Landlord be required to furnish to Tenant any facilities or service of any kind, such as, but not limited to, water, steam, heat, gas, hot water, electricity, light or power.

(c) Consideration of and Scope of Waiver. The provisions of subparagraph 8.(b) above have been negotiated by the Landlord and Tenant after due consideration for the Rent payable hereunder and are intended to be a complete exclusion and negation of any representations or warranties of the Landlord, express or implied, with respect to the Leased Property that may arise pursuant to any law now or hereafter in effect, or otherwise. However, such exclusion of representations and warranties by Landlord is not intended to impair any representations or warranties made by other parties, including Seller, the benefit of which is to pass to Tenant during the Term because of the definition of Personal Property and Leased Property above.

9. Other Representations, Warranties and Covenants of Tenant. Tenant represents, warrants and covenants as follows:

(a) Financial Matters. Tenant is solvent and has no outstanding liens, suits, garnishments or court actions which could render Tenant insolvent. There has not been filed by or, to Tenant's knowledge, against Tenant a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, custodian or liquidator with respect to Tenant or any significant portion of Tenant's property, reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution or similar relief under the federal Bankruptcy Code or any state law. The financial statements and all financial data heretofore delivered to Landlord relating to Tenant have been prepared in accordance with GAAP in all material respects.
 No material adverse change has occurred in the financial position of Tenant as reflected in Tenant's financial statements covering the fiscal period ended May 31, 1997.

(b) Existing Contract. Except to the extent required of Landlord under subparagraph 10.(b), Tenant shall satisfy all surviving obligations of Tenant under the Existing Contract and under other agreements described therein. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all Losses imposed on or asserted against or incurred by Landlord at any time and from time to time by reason of, in connection with or arising out of any obligations imposed by the Existing Contract or the other agreements described therein. THE INDEMNITY SET OUT IN THIS SUBPARAGRAPH SHALL APPLY EVEN IF THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE ORDINARY NEGLIGENCE (AS DEFINED ABOVE) OF LANDLORD; provided, such indemnity shall not apply to Losses proximately caused by (and attributed by any applicable principles of comparative fault to) the Active Negligence, gross negligence or willful misconduct of Landlord. Because Tenant hereby assumes and agrees to satisfy all surviving obligations of Tenant under the Existing Contract and the other agreements described therein, no failure by Landlord to take any action required by the Existing Contract or such other agreements (save and except any actions required of Landlord under subparagraph 10.(b)) shall, for the purposes of this indemnity, be deemed to be caused by the Active Negligence, gross negligence or willful misconduct of Landlord. The foregoing indemnity is in addition to the other indemnities set out herein and shall not terminate upon the closing of any sale of Landlord's interest in the Leased Property pursuant to the provisions of the Purchase Agreement or the termination of this Lease.

(c) No Default or Violation. The execution, delivery and performance by Tenant of this Lease, the Purchase Documents and the Environmental Indemnity do not and will not constitute a breach or default under any other material agreement or contract to which Tenant is a party or by which Tenant is bound or which affects the Leased Property or Tenant's use, occupancy or operation of the Leased Property or any part thereof and do not, to the knowledge of Tenant, violate or contravene any law, order, decree, rule or regulation to which Tenant is subject, and such execution, delivery and performance by Tenant will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, Tenant's property pursuant to the provisions of any of the foregoing.

(d) Compliance with Covenants and Laws. The intended use of the Leased Property by Tenant complies, or will comply after Tenant obtains readily available permits, in all material respects with all applicable restrictive covenants, zoning ordinances and building codes, flood disaster laws, applicable health, safety and environmental laws and regulations, the Americans with Disabilities Act and other laws pertaining to disabled persons, and all other applicable laws, statutes, ordinances, rules, permits, regulations, orders, determinations and court decisions (all of the foregoing are herein sometimes collectively called "Applicable Laws"). Tenant has obtained or will promptly obtain all utility, building, health and operating permits as may be required for Tenant's use of the Leased Property by any governmental authority or municipality having jurisdiction over the Leased Property.

(e) Environmental Representations. To Tenant's knowledge and except as otherwise disclosed in the Environmental Report, as of the date hereof: (i) no Hazardous Substances Activity has occurred prior to the date of this Lease; (iii) neither Tenant nor any prior owner or operator of the Leased Property or any surrounding property has reported or been required to report any release of any Hazardous Substances on or from the Leased Property or the surrounding property pursuant to any Environmental Law; (iv) neither Tenant nor any prior owner or operator of the Leased Property or any surrounding property has received any warning, citation, notice of violation or other communication regarding a suspected or known release or discharge of Hazardous Substances on or from the Leased
Property or regarding a suspected or known violation of Environmental Laws concerning the Leased Property from any federal, state or local agency; and (v) none of the following are located on the Leased Property: asbestos; urea formaldehyde foam insulation; transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; any other Hazardous Substances other than Permitted Hazardous Substances; or any underground storage tank or tanks. Further, Tenant represents that to its knowledge the Environmental Report is not misleading or inaccurate in any material respect.

(f) No Suits. There are no judicial or administrative actions, suits, proceedings or investigations pending or, to Tenant's knowledge, threatened that will affect Tenant's intended use of the Leased Property or the validity, enforceability or priority of this Lease, or Tenant's use, occupancy and operation of the Leased Property or any part thereof, and Tenant is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority that could materially and adversely affect the business or assets of Tenant and its Subsidiaries taken as a whole or Tenant's use, occupancy or operation of the Leased Property. No condemnation or other like proceedings are pending or, to Tenant's knowledge, threatened against the Leased Property.

(g) Condition of Property. The Land as described in Exhibit A is shown on the plat included as part of the A.L.T.A. Survey prepared by J. Coline Toline R.P.S. of SDI Consultants Ltd., dated 7/7/97, which was delivered to Landlord at the request of Tenant. All material improvements on the Land as of the date hereof are as shown on that survey, and except as shown on that survey there are no easements or encroachments visible or apparent from an inspection of the Real Property. Adequate provision has been made (or can be made at a cost that is reasonable in connection with development of the Land) for the Leased Property to be served by electric, gas, storm and sanitary sewers, sanitary water supply, telephone and other utilities required for the use thereof. All streets, alleys and easements necessary to serve the Leased Property have been completed and are serviceable (or can be completed at a cost that is reasonable in connection with development of the Land).
 The Leased Property shall be in a condition satisfactory for its use and occupancy upon completion of the Designated Improvements. Tenant is not aware of any latent or patent material defects or deficiencies in the Real Property that, either individually or in the aggregate, could materially and adversely affect Tenant's use or occupancy or could reasonably be anticipated to endanger life or limb.

(h) Organization. Tenant is duly incorporated and legally existing under the laws of the State of Delaware. Tenant has all requisite power and has procured or will procure on a timely basis all governmental certificates of authority, licenses, permits, qualifications and other documentation required to lease and operate the Leased Property. Tenant has the corporate power and adequate authority, rights and franchises to own Tenant's property and to carry on Tenant's business as now conducted and is (or has properly applied with all appropriate authorities to become) duly qualified and in good standing in each state in which the character of Tenant's business makes such qualification necessary (including, without limitation, the States of California and Illinois) or, if it is not so qualified in a state other than California and Illinois, such failure does not have a material adverse effect on the properties, assets, operations or businesses of Tenant and its Subsidiaries, taken as a whole.

(i) Enforceability. The execution, delivery and performance of this Lease, the Purchase Documents, and the Environmental Indemnity are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority that has not heretofore been obtained and are not in contravention of or conflict with any Applicable Laws or any term or provision of Tenant's articles of incorporation or bylaws. This Lease, the Purchase Documents, and the Environmental Indemnity are valid, binding and legally enforceable obligations of Tenant in accordance with their terms, except as such enforcement is affected by bankruptcy, insolvency and similar laws affecting the rights of creditors, generally, and equitable principles of general application.

(j) Not a Foreign Person. Tenant is not a "foreign person" within the meaning Sections 1445 and 7701 of the Code (i.e., Tenant is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

(k) Omissions. To Tenant's knowledge, none of Tenant's representations or warranties contained in this Lease or any document, certificate or written statement furnished to Landlord by or on behalf of Tenant contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein (when taken in their entireties) not misleading.

(l) Existence. Tenant shall continuously maintain its corporate existence, and Tenant shall continuously maintain its qualification to do business in the States of California and Illinois.

(m) Tenant Taxes. Tenant shall comply with all applicable tax laws and pay before the same become delinquent all taxes imposed upon it or upon its property where the failure to so comply or so pay would have a material adverse effect on the financial condition or operations of Tenant; except that Tenant may in good faith by appropriate proceedings contest the validity, applicability or amount of any such taxes and pending such contest Tenant shall not be deemed in default under this subparagraph if (1) Tenant diligently prosecutes such contest to completion in an appropriate manner, and (2) Tenant promptly causes to be paid any tax adjudged by a court of competent jurisdiction to be due, with all costs, penalties, and interest thereon, promptly after such judgment becomes final; provided, however, in any event such contest shall be concluded and the tax, penalties, interest and costs shall be paid prior to the date any writ or order is issued under which any of Tenant's property that is material to the business of Tenant and its Subsidiaries taken as a whole may be seized or sold because of the nonpayment thereof.

(n) Operation of Property. Tenant shall operate the Leased Property in a good and workmanlike manner and in compliance with all Applicable Laws and will pay all fees or charges of any kind in connection therewith. Tenant shall not use or occupy, or allow the use or occupancy of, the Leased Property in any manner which violates any Applicable Law or which constitutes a public or private nuisance or which makes void, voidable or cancelable any insurance then in force with respect thereto. To the extent that any of the following would, individually or in the aggregate, materially and adversely affect the value of the Leased Property or Tenant's use, occupancy or operations on the Leased Property, Tenant shall not: (i) initiate or permit any zoning reclassification of the Leased Property; (ii) seek any variance under existing zoning ordinances applicable to the Leased Property; (iii) use or permit the use of the Leased Property in a manner that would result in such use becoming a nonconforming use under applicable zoning ordinances or similar laws, rules or regulations; (iv) execute or file any subdivision plat affecting the Leased Property; or (v) consent to the annexation of the Leased Property to any municipality. If a change in the zoning or other Applicable Laws affecting the permitted use or development of the Leased Property shall occur that Landlord determines will materially reduce the then-current market value of the Leased Property, and if after such reduction the Stipulated Loss Value shall substantially exceed the then-current market value of the Leased Property in the reasonable judgment of Landlord, then Tenant shall pay Landlord an amount equal to such excess for application as a Qualified Payment. Tenant shall make any payment required by the preceding sentence within one hundred eighty (180) days after it is requested by Landlord, and in any event shall make any such payment before the end of the Term. Tenant shall not impose any restrictive covenants or encumbrances upon the Leased Property without the prior written consent of the Landlord; provided, that such consent shall not be unreasonably withheld for any encumbrance or restriction that is made expressly subject to this Lease, as modified from time to time, and subordinate to Landlord's interest in the Leased Property by an agreement in form satisfactory to Landlord. Tenant shall not cause or permit any drilling or exploration for, or extraction, removal or production of, minerals from the surface or subsurface of the Leased Property. Tenant shall not do any act whereby the market value of the Leased Property may be materially lessened. Tenant shall allow Landlord or its authorized representative to enter the Leased Property at any reasonable time to inspect the Leased Property and, after reasonable notice, to inspect Tenant's books and records pertaining thereto, and Tenant shall assist Landlord or Landlord's representative in whatever way reasonably necessary to make such inspections. If Tenant receives a written notice or claim from any federal, state or other governmental entity that the Leased Property is not in compliance in any material respect with any Applicable Law, or that any action may be taken against the owner of the Leased Property because the Leased Property does not comply with Applicable Law, Tenant shall promptly furnish a copy of such notice or claim to Landlord. Notwithstanding the foregoing, Tenant may in good faith, by appropriate proceedings, contest the validity and applicability of any Applicable Law with respect to the Leased Property, and pending such contest Tenant shall not be deemed in default hereunder because of a violation of such Applicable Law, if Tenant diligently prosecutes such contest to completion in a manner reasonably satisfactory to Landlord, and if Tenant promptly causes the Leased Property to comply with any such Applicable Law upon a final determination by a court of competent jurisdiction that the same is valid and applicable to the Leased Property; provided, that in any event such contest shall be concluded and the violation of such Applicable Law must be corrected and any claims asserted against Landlord or the Leased Property because of such violation must be paid by Tenant, all prior to the date that (i) any criminal charges may be brought against Landlord or any of its directors, officers or employees because of such violation or (ii) any action may be taken by any governmental authority against Landlord or any property owned by Landlord (including the Leased Property) because of such violation.

(o) Debts for Construction. Tenant shall cause all debts and liabilities incurred in the construction, maintenance, operation and development of the Leased Property, including without limitation all debts and liabilities for labor, material and equipment and all debts and charges for utilities servicing the Leased Property, to be promptly paid. Notwithstanding the foregoing, Tenant may in good faith by appropriate proceedings contest the validity, applicability or amount of any asserted mechanic's or materialmen's lien and pending such contest Tenant shall not be deemed in default under this subparagraph (or subparagraphs 9.(t) or 9.(u)) because of the contested lien if (1) within sixty (60) days after being asked to do so by Landlord, Tenant bonds over to Landlord's satisfaction any contested liens alleged to secure an amount in excess of $3,000,000 (individually or in the aggregate), (2) Tenant diligently prosecutes such contest to completion in a manner reasonably satisfactory to Landlord, and
(3) Tenant promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs and interest thereon, promptly after such judgment becomes final; provided, however, that in any event each such contest shall be concluded and the lien, interest and costs shall be paid prior to the date (i) any criminal action may be instituted against Landlord or its directors, officers or employees because of the nonpayment thereof or (ii) any writ or order is issued under which any property owned by Landlord (including the Leased Property) may be seized or sold or any other action may be taken against Landlord or any property owned by Landlord because of the nonpayment thereof.

(p) Impositions. Tenant shall reimburse Landlord for (or, if requested by Landlord, will pay or cause to be paid prior to delinquency) all sales, excise, ad valorem, gross receipts, business, transfer, stamp, occupancy, rental and other taxes, levies, fees, charges, surcharges, assessments or penalties which arise out of or are attributable to this Lease or which are imposed upon Landlord or the Leased Property because of the ownership, leasing, occupancy, sale or operation of the Leased Property, or any part thereof, or relating to or required to be paid by the terms of any of the Permitted Encumbrances (collectively, herein called the "Impositions"), excluding only Excluded Taxes. If Landlord requires Tenant to pay any Impositions directly to the applicable taxing authority or other party entitled to collect the same, Tenant shall furnish Landlord with receipts showing payment of such Impositions and other amounts prior to delinquency; except that Tenant may in good faith by appropriate proceedings contest the validity, applicability or amount of any asserted Imposition, and pending such contest Tenant shall not be deemed in default of this subparagraph (or subparagraphs 9.(t) or 9.(u)) because of the contested Imposition if (1) within sixty (60) days after being asked to do so by Landlord, Tenant bonds over to the satisfaction of Landlord any lien asserted against the Leased Property and alleged to secure an amount in excess of $1,000,000 because of the contested Imposition, (2) Tenant diligently prosecutes such contest to completion in a manner reasonably satisfactory to Landlord, and (3) Tenant promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, promptly after such judgment becomes final; provided, however, that in any event each such contest shall be concluded and the Impositions, penalties, interest and costs shall be paid prior to the date (i) any criminal action may be instituted against Landlord or its directors, officers or employees because of the nonpayment thereof or (ii) any writ or order is issued under which any property owned by Landlord (including the Leased Property) may be seized or sold or any other action may be taken against Landlord or any property owned by Landlord because of the nonpayment thereof.

(q) Repair, Maintenance, Alterations and Additions. Tenant shall keep the Leased Property in good order, repair, operating condition and appearance (ordinary wear and tear excepted), causing all necessary repairs, renewals, replacements, additions and improvements to be promptly made, and will not allow any of the Leased Property to be materially misused, abused or wasted or to deteriorate. Tenant shall promptly replace any worn-out fixtures included within the Leased Property with fixtures comparable to the replaced fixtures when new and repair any damage caused by the removal of such fixtures. Further, Tenant shall not, without the prior written consent of Landlord, (i) remove from the Leased Property any fixtures of significant value, except such as are replaced by Tenant by articles of equal value, free and clear of any Lien (and for purposes of this clause "significant value" will mean any fixture that has a value of more than $500,000 or that, when considered together with all other fixtures removed and not replaced by Tenant by articles of equal suitability and value, has an aggregate value of $1,000,000 or more) or (ii) make any alteration to any Improvements which significantly reduce the fair market value or change the general character of the Leased Property, taken as a whole, or which impair in any significant manner the useful life or utility of the Improvements, taken as whole. Upon request of Landlord made at any time when an Event of Default shall have occurred and be continuing, Tenant shall deliver to Landlord an inventory describing and showing the make, model, serial number and location of all fixtures and personalty, if any, included in the Leased Property with a certification by Tenant that such inventory is a true and complete schedule of all such fixtures and personalty and that all items specified in the inventory are covered hereby free and clear of any Lien other than the Permitted Encumbrances described in Exhibit B.

(r) Insurance and Casualty. Throughout the Term, Tenant will keep all Improvements (including all alterations, additions and changes made to the Improvements) which are located within the Leased Property insured under an all-risk property insurance policy (excluding from coverage damage by flood or earthquake, but not excluding other perils normally included within the definitions of extended coverage, vandalism and malicious mischief) in the amount of one hundred percent (100%) of the replacement value with endorsements for contingent liability from operation of building laws, increased cost of construction and demolition costs which may be necessary to comply with building laws. Tenant will be responsible for determining the amount of property insurance to be maintained, but such coverage will be on an agreed value basis to eliminate the effects of coinsurance. Such insurance shall be issued by an insurance company or companies rated by the A.M. Best Company of Oldwick, New Jersey as having a policyholder's rating of A or better and a reported financial information rating of X or better. Any deductible applicable to such insurance shall not exceed $1,000,000 (or such other amount as Landlord and Tenant may agree upon in writing from time to time). Such insurance shall cover not only the value of Tenant's interest in the Improvements, but also the interest of Landlord, and such insurance shall include provisions that Landlord must be notified at least ten (10) days prior to any cancellation or reduction of insurance coverage. With this Lease Tenant shall deliver to Landlord a certificate from the applicable insurer or its authorized agent evidencing the insurance required by this subparagraph and any additional insurance which shall be taken out upon any part of the Leased Property. Thereafter, Tenant shall deliver to Landlord certificates from the applicable insurer or its authorized agent of renewals or replacements of all such policies of insurance at least five
(5) days before any such insurance shall expire. Tenant further agrees that all such policies shall provide that proceeds thereunder will be payable to Landlord as Landlord's interest may appear. If Tenant fails to obtain any insurance required by this Lease or to provide confirmation of any such insurance as required by this Lease, Landlord shall be entitled (but not required) to obtain the insurance that Tenant has failed to obtain or for which Tenant has not provided the required confirmation and, without limiting Landlord's other remedies under the circumstances, Landlord may require Tenant to reimburse Landlord for the cost of such insurance and to pay interest thereon computed at the Default Rate from the date such cost was paid by Landlord until the date of reimbursement by Tenant. In the event any of the Leased Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance shall have been required hereunder, (i) Landlord may, but shall not be obligated to, make proof of loss if not made promptly by Tenant, (ii) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to Landlord for application as required by Paragraph 4, and
(iii) Landlord's consent must be obtained for any settlement, adjustment or compromise of any claims for loss, damage or destruction under any policy or policies of insurance
(provided, that if any such claim is for less than $2,000,000 and no Event of Default shall have occurred and be continuing, Tenant alone shall have the right to settle, adjust or compromise the claim as Tenant deems appropriate; and, provided further, that any disagreement between Landlord and Tenant about the amount for which any such claim should be settled shall, at the request of either party, be resolved as provided in Exhibit D, unless an Event of Default shall have occurred and be continuing, in which case Landlord alone shall have the right to settle, adjust or compromise the claim as Landlord deems appropriate). If any casualty shall result in damage to or loss or destruction of the Leased Property in excess of $3,000,000, Tenant shall give immediate notice thereof to Landlord and Paragraph 4 shall apply.

	Notwithstanding the foregoing provisions of this subparagraph 9.(r), following any fire or other casualty involving the Leased Property, if insurance proceeds totaling not more than $2,000,000 are to be recovered as a result thereof, or if in connection therewith Tenant shall have executed a Voluntary Minimum Pledge Commitment and delivered any additional Collateral required to satisfy such Voluntary Minimum Pledge Commitment, Tenant shall be entitled to receive directly and hold such insurance proceeds, so long as no Event of Default shall have occurred and be continuing and so long as Tenant applies such proceeds towards the restoration, replacement and repair of the Leased Property as required by subparagraph 4.(b).

(s) Condemnation. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Leased Property or any portion thereof, or any other similar governmental or quasi-governmental proceedings arising out of injury or damage to the Leased Property or any portion thereof, Tenant shall notify Landlord of the pendency of such proceedings. Tenant shall, at its expense, diligently prosecute any such proceedings and shall consult with Landlord, its attorneys and experts and cooperate with them as reasonably requested in the carrying on or defense of any such proceedings. All proceeds of condemnation awards or proceeds of sale in lieu of condemnation with respect to the Leased Property and all judgments, decrees and awards for injury or damage to the Leased Property shall be paid to Landlord and applied as provided in Paragraph 4 above. Landlord is hereby authorized, in the name of Tenant, to execute and deliver valid acquittances for, and to appeal from, any such judgment, decree or award concerning condemnation of any of the Leased Property.
 Landlord shall not be, in any event or circumstances, liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.

	Notwithstanding the foregoing provisions of this subparagraph 9.(s), following any condemnation or sale in lieu of condemnation involving the Leased Property, if condemnation or sale proceeds totaling not more than $2,000,000 are to be recovered as a result thereof, or if in connection therewith Tenant shall have executed a Voluntary Minimum Pledge Commitment and delivered any additional Collateral required to satisfy such Voluntary Minimum Pledge Commitment, Tenant shall be entitled to receive directly and hold such condemnation or sale proceeds, so long as no Event of Default shall have occurred and be continuing and so long as Tenant applies such proceeds towards the restoration, replacement and repair of the remainder of the Leased Property as required by subparagraph 4.(b).

(t) Protection and Defense of Title. If any encumbrance or title defect whatsoever affecting Landlord's fee interest in the Leased Property is claimed or discovered (excluding Permitted Encumbrances, this Lease and any other encumbrance which is claimed by Landlord or lawfully claimed through or under Landlord and which is not claimed by, through or under Tenant) or if any legal proceedings are instituted with respect to title to the Leased Property, Tenant shall give prompt written notice thereof to Landlord and at Tenant's own cost and expense will promptly cause the removal of any such encumbrance and cure any such defect and will take all necessary and proper steps for the defense of any such legal proceedings, including but not limited to the employment of counsel, the prosecution or defense of litigation and the release or discharge of all adverse claims. If Tenant fails to promptly remove any such encumbrance or title defect (other than a Lien Tenant is contesting as expressly permitted by and in accordance with subparagraph 9.(o) or subparagraph 9.(p)), Landlord (whether or not named as a party to legal proceedings with respect thereto) shall be entitled to take such additional steps as in its judgment may be necessary or proper to remove such encumbrance or cure such defect or for the defense of any such attack or legal proceedings or the protection of Landlord's fee interest in the Leased Property, including but not limited to the employment of counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Leased Property, the removal of prior liens or security interests, and all expenses (including Attorneys' Fees) so incurred of every kind and character shall be a demand obligation owing by Tenant.

	For purposes of this subparagraph 9.(t), Tenant shall be deemed to be acting promptly to remove any encumbrance or to cure any title defect, other than a Lien which Tenant has itself granted or authorized, so long as Tenant (or a title insurance company obligated to do so) is in good faith by appropriate proceedings contesting the validity and applicability of the encumbrance or defect, and pending such contest Tenant shall not be deemed in default under this subparagraph because of the encumbrance or defect; provided, with respect to a contest of any encumbrance or title defect which is the subject of subparagraphs 9.(o) or 9.(p), Tenant
(or the applicable title insurance company) must satisfy the conditions and requirements for a permitted contest set forth in those subparagraphs, and with respect to a contest of any other encumbrance or title defect, Tenant (or the applicable title insurance company) must:

		(1) diligently prosecute the contest to completion in a manner reasonably satisfactory to Landlord;

		(2) immediately remove the encumbrance or cure the defect, as and to the extent reasonably required to preserve Landlord's indefeasible fee estate in the Leased Property and to prevent any significant adverse impact the encumbrance or defect may have on the value of the Leased Property, upon a final determination by a court of competent jurisdiction that the encumbrance or defect is valid and applicable to the Leased Property; and

		(3) in any event conclude the contest and remove the encumbrance or cure the defect and pay any claims asserted against Landlord or the Leased Property because of such encumbrance or defect, all prior to (i) any Designated Sale
Date on which neither Tenant nor any Applicable Purchaser purchases the Leased Property pursuant to the Purchase
Agreement for a price to Landlord (when taken together with any additional payments made by Tenant pursuant to Paragraph 2(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) of not less than the Purchase Price, (ii) the date any criminal charges may be brought against Landlord or any of its directors, officers or employees because of such encumbrance or defect or (iii) the date any action may be taken against Landlord or any property owned by Landlord (including the Leased Property) by any governmental authority or any other Person who has or claims rights superior to Landlord because of the encumbrance or defect.

(u) No Liens on the Leased Property. Tenant shall not, without the prior written consent of Landlord, create, place or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any Lien (except Permitted Encumbrances, the lien for property taxes or assessments assessed against the Leased Property which are not delinquent and any Lien Tenant is contesting as expressly permitted by and in accordance with subparagraph 9.(o) or subparagraph 9.(p)), against or covering the Leased Property or any part thereof (other than any Lien which is lawfully claimed through or under Landlord and which is not claimed by, through or under Tenant) regardless of whether the same are expressly or otherwise subordinate to this Lease or Landlord's interest in the Leased Property, and should any prohibited Lien exist or become attached hereafter in any manner to any part of the Leased Property without the prior written consent of Landlord, Tenant shall cause the same to be promptly discharged and released to the satisfaction of Landlord.

(v) Books and Records. Tenant shall keep books and records that are accurate and complete in all material respects for the construction and maintenance of the Leased Property and will permit all such books and records (including without limitation all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction and operation of any Improvements) to be inspected and copied by Landlord and its duly accredited representatives at all times during reasonable business hours; provided that so long as Tenant remains in possession of the Leased Property, Landlord or Landlord's representative will, before making any such inspection or copying any such documents, if then requested to do so by Tenant to maintain Tenant's security: (i) sign in at Tenant's security or information desk if Tenant has such a desk on the premises, (ii) wear a visitor's badge or other reasonable identification provided by Tenant when Landlord or Landlord's representative first arrives at the Leased Property,
(iii) permit an employee of Tenant to observe such inspection or work, and (iv) comply with other similar reasonable nondiscriminatory security requirements of Tenant that do not, individually or in the aggregate, interfere with or delay inspections or copying by Landlord authorized by this subparagraph.. This subparagraph shall not be construed as requiring Tenant to regularly maintain separate books and records relating exclusively to the Leased Property; provided, however, that if requested by Landlord at any time when an Event of Default shall have occurred and be continuing, Tenant shall construct or abstract from its regularly maintained books and records information required by this subparagraph relating to the Leased Property.

(w) Financial Statements; Required Notices; Certificates as to Default. Tenant shall deliver to Landlord and to each Participant of which Tenant has been notified:

(i) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Tenant, a consolidated balance sheet of Tenant and its consolidated Subsidiaries as of the end of such fiscal year and a consolidated income statement and statement of cash flows of Tenant and its consolidated Subsidiaries for such fiscal year, all in reasonable detail and all prepared in accordance with GAAP and accompanied by a report and opinion of accountants of national standing selected by Tenant, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualification or exception which Landlord determines, in Landlord's reasonable discretion, is unacceptable; provided that notwithstanding the foregoing, for so long as Tenant is a company subject to the periodic reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Tenant shall be deemed to have satisfied its obligations under this clause (i) so long as Tenant delivers to Landlord the same annual report and report and opinion of accountants that Tenant delivers to its shareholders;

(ii) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Tenant, the consolidated balance sheet of Tenant and its consolidated Subsidiaries as of the end of such quarter and the consolidated income statement and the consolidated statement of cash flows of Tenant and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and all prepared in accordance with GAAP and certified by a Responsible Financial Officer of Tenant (subject to year-end adjustments); provided that notwithstanding the foregoing, for so long as Tenant is a company subject to the periodic reporting requirements of
Section 12 of the Securities Exchange Act of 1934, as amended, Tenant shall be deemed to have satisfied its obligations under this clause (ii) so long as Tenant delivers to Landlord the same quarterly reports, certified by a Responsible Financial Officer of Tenant (subject to year-end adjustments), that Tenant delivers to its shareholders;

(iii) together with the financial statements furnished in accordance with subparagraph 9.(w)(ii) and 9.(w)(i), a certificate of a Responsible Financial Officer of Tenant in substantially the form attached hereto as Exhibit E: (i) certifying that to the knowledge of Tenant no Default or Event of Default under this Lease has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a brief statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) certifying that the representations of Tenant set forth in Paragraph 9 of this Lease are true and correct in all material respects as of the date thereof as though made on and as of the date thereof or, if not then true and correct, a brief statement as to why such representations are no longer true and correct, and (iii) with computations demonstrating compliance with the financial covenants contained in subparagraph 9.(ac);

(iv) promptly after any change in the rating of Tenant's senior, unsecured debt by Standard and Poor's Corporation or Moody's Investor Service, Inc. or in Tenant's Debt to Capital Ratio (as defined in subparagraph 1.(cn)), which will result in a change in the Spread (as defined in subparagraph 1.(cn)), a certificate of a Responsible Financial Officer of Tenant in substantially the form attached hereto as Exhibit F with computations evidencing Tenant's calculation of the Spread after giving effect to such changes;

(v) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Tenant sends to Tenant's stockholders, and copies of all regular, periodic and special reports, and all registration statements (other than registration statements on Form S-8 or any form substituted therefor) which Tenant files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

(vi) as soon as possible and in any event within five (5) Business Days after a Responsible Financial Officer of Tenant becomes aware of the occurrence of each Default or Event of Default with respect to the Affirmative Financial Covenants described in subparagraph 9.(ae) or the Negative Covenants described in subparagraph 9.(af), a statement of a Responsible Financial Officer of Tenant setting forth details of such Default or Event of Default and the action which Tenant has taken and proposes to take with respect thereto;

(vii) upon request by Landlord, a statement in writing certifying that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, and setting forth such modifications) and the dates to which the Base Rent has been paid and either stating that to the knowledge of Tenant no Default or Event of Default under this Lease has occurred and is continuing or, if a Default or Event of Default under this Lease has occurred and is continuing, a brief statement as to the nature thereof; it being intended that any such statement by Tenant may be relied upon by any prospective purchaser or mortgagee of the Leased Property and by any Participant; and

(viii) such other information respecting the condition or operations, financial or otherwise, of Tenant, of any of its Subsidiaries or of the Leased Property as Landlord or any Participant through Landlord may from time to time reasonably request.

Landlord is hereby authorized to deliver a copy of any information or certificate delivered to it pursuant to this subparagraph 9.(w) to any Participant and to any regulatory body having jurisdiction over Landlord that requires or requests it.

(x)     Further Assurances.  Tenant shall, on request of Landlord,
(i) promptly correct any defect, error or omission which may be discovered in the contents of this Lease or in any other instrument executed in connection herewith or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Lease and to subject to this Lease any property intended by the terms hereof to be covered hereby including specifically, but without limitation, any renewals, additions, substitutions, replacements or appurtenances to the Leased Property; (iii) execute, acknowledge, deliver, procure and record or file any document or instrument deemed advisable by Landlord to protect its rights in and to the Leased Property against the rights or interests of third persons; and (iv) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of Landlord to enable Landlord, Landlord's Parent and other Participants to comply with the requirements or requests of any agency or authority having jurisdiction over them.

(y)     Fees and Expenses; General Indemnification; Increased
Costs; and Capital Adequacy Charges.

(i) Except for any costs paid by Landlord with the proceeds of the advance described in subparagraph 1.(t) as part of the Closing Costs, Tenant shall pay (and shall indemnify and hold harmless Landlord, Landlord's Parent and any Person claiming through Landlord by reason of a Permitted Transfer from and against) all Losses incurred by Landlord or Landlord's Parent or any Person claiming through Landlord through a Permitted Transfer in connection with or because of (A) the ownership of any interest in or operation of the Leased Property, (B) the negotiation or administration of this Lease, the Purchase Documents, the Environmental Indemnity or the Participation Agreement, (C) the making of Funding Advances, including Attorneys' Fees or other costs incurred to evaluate lien releases and other information submitted by Tenant with requests for Construction Advances, (D) the construction of the Designated Improvements, whether such Losses are incurred at the time of execution of this Lease or at any time during the Term, or (E) Tenant's request for assistance in identifying any new Participant pursuant to Paragraph 18 of the Purchase Agreement, whether such Losses are incurred at the time of execution of this Lease or at any time during the Term. Costs and expenses included in such Losses may include, without limitation, all appraisal fees, filing and recording fees, inspection fees, survey fees, taxes (other than Excluded Taxes), brokerage fees and commissions, abstract fees, title policy fees, Uniform Commercial Code search fees, escrow fees, Attorneys' Fees and environmental consulting fees incurred by Landlord with respect to the Leased Property. If Landlord pays or reimburses Landlord's Parent for any such Losses, Tenant shall reimburse Landlord for the same notwithstanding that Landlord may have already received any payment from any other Participant on account of such Losses, it being understood that the other Participant may expect repayment from Landlord when Landlord does collect the required reimbursement from Tenant.

(ii) Tenant shall also pay (and indemnify and hold harmless Landlord, Landlord's Parent and any Person claiming through Landlord by reason of a Permitted Transfer from and against) all Losses, including Attorneys' Fees, incurred or expended by Landlord or Landlord's Parent or any Person claiming through Landlord through a Permitted Transfer or in connection with (A) the breach by Tenant of any covenant of Tenant herein or in any other instrument executed in connection herewith or (B) Landlord's exercise in a lawful manner of any of Landlord's remedies hereunder or under Applicable Law or Landlord's protection of the Leased Property and Landlord's interest therein as permitted hereunder or under Applicable Law. (However, the indemnity in the preceding sentence shall not be construed to make Tenant liable to both Landlord and any Participant or other party claiming through Landlord for the same damages. For example, so long as Landlord remains entitled to recover any past due Base Rent from Tenant, no Participant shall be entitled to collect a percentage of the same Base Rent from Tenant.) Tenant shall further indemnify and hold harmless Landlord and all other Indemnified Parties against, and reimburse them for, all Losses which may be imposed upon, asserted against or incurred or paid by them by reason of, on account of or in connection with any bodily injury or death or damage to the property of third parties occurring in or upon or in the vicinity of the Leased Property through any cause whatsoever. THE FOREGOING INDEMNITY FOR INJURY, DEATH OR PROPERTY DAMAGE SHALL APPLY EVEN WHEN INJURY, DEATH OR PROPERTY DAMAGE IN, ON OR IN THE VICINITY OF THE LEASED PROPERTY RESULTS IN WHOLE OR IN PART FROM THE ORDINARY NEGLIGENCE (AS DEFINED ABOVE) OF AN INDEMNIFIED PARTY; provided, such indemnity shall not apply to Losses suffered by an Indemnified Party that were proximately caused by (and attributed by any applicable principles of comparative fault
to) the Active Negligence, gross negligence or wilful misconduct of such Indemnified Party.

(iii) If, after the date hereof, due to either (A) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (B) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Landlord's Parent or any other Participant of agreeing to make or making, funding or maintaining advances to Landlord in connection with the Leased Property, then Tenant shall from time to time, upon demand by Landlord pay to Landlord for the account of Landlord's Parent or such other Participant, as the case may be, additional amounts sufficient to compensate Landlord's Parent or the Participant for such increased cost.
 An increase in costs resulting from any imposition or increase of reserve requirements applicable to Collateral held from time to time by Landlord's Parent or other Participants pursuant to the Pledge Agreement would be an increase covered by the preceding sentence. A certificate as to the amount of any increased cost covered by this subparagraph, submitted to Landlord and Tenant by Landlord's Parent or the other Participant, shall be conclusive and binding for purposes of determining Tenant's obligations hereunder, absent clear and demonstrable error.

(iv) Landlord's Parent or any other Participant may demand additional payments (herein called "Capital Adequacy Charges") if Landlord's Parent or the other Participant determines that any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects the amount of capital to be maintained by it and that the amount of such capital is increased by or based upon the existence of Funding Advances made or to be made to Landlord to permit Landlord to maintain Landlord's investment in the Leased Property or to make Construction Advances. To the extent that Landlord's Parent or the other Participant demands Capital Adequacy Charges as compensation for the additional capital requirements reasonably allocable to such advances, Tenant shall pay to Landlord for the account of Landlord's Parent or the other Participant, as the case may be, the amount so demanded.

(v) Any amount to be paid to Landlord, Landlord's Parent or any other Indemnified Party under this subparagraph 9.(y) shall be a demand obligation owing by Tenant. Tenant's indemnities and obligations under this subparagraph 9.(y) shall survive the termination or expiration of this Lease with respect to any circumstance or event existing or occurring prior to such termination or expiration.

(z) Liability Insurance. Tenant shall maintain one or more policies of commercial general liability insurance against claims for bodily injury or death and property damage occurring or resulting from any occurrence in or upon the Leased Property, in standard form and with an insurance company or companies rated by the A.M. Best Company of Oldwick, New Jersey as having a policyholder's rating of A or better and a reported financial information rating of X or better, such insurance to afford immediate protection, to the aggregate limit of not less than $10,000,000 combined single limit for bodily injury and property damage in respect of any one accident or occurrence, with not more than $1,000,000 (or such other amount as Landlord and Tenant may agree upon in writing from time to time) self-insured retention. Such commercial general liability insurance shall include blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in this Lease (other than the indemnifications set forth in Paragraph 12 concerning environmental matters), but such coverage or the amount thereof shall in no way limit such indemnifications. The policy evidencing such insurance shall name as additional insureds Landlord and all Participants of which Tenant has been notified (including Landlord's Parent and the Participants). Tenant shall maintain with respect to each policy or agreement evidencing such commercial general liability insurance such endorsements as may be reasonably required by Landlord and shall at all times deliver and maintain with Landlord written confirmation (in form satisfactory to Landlord) with respect to such insurance from the applicable insurer or its authorized agent, which confirmation must provide that insurance coverage will not be canceled or reduced without at least ten (10) days notice to Landlord. Not less than five (5) days prior to the expiration date of each policy of insurance required of Tenant pursuant to this subparagraph, Tenant shall deliver to Landlord a certificate evidencing a paid renewal policy or policies.

(aa) Permitted Encumbrances. Except to the extent expressly required of Landlord by subparagraph 10.(b), Tenant shall comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of the Leased Property in the Permitted Encumbrances in accordance with their respective terms and provisions. Tenant shall not, without the prior written consent of Landlord, modify or permit any modification of any Permitted Encumbrance in any manner that could impose significant monetary obligations upon Landlord or any subsequent owner of the Leased Property, could significantly and adversely affect the value of the Leased Property, could impose any lien to secure payment or performance obligations against any part of the Leased Property or would otherwise be material and adverse to Landlord.

(ab)    Environmental.

(i)     Environmental Covenants.  Tenant covenants:

a) not to cause or permit the Leased Property to be in violation of, or do anything or permit anything to be done which will subject the Leased Property to any remedial obligations under, any Environmental Laws, including without limitation CERCLA and RCRA, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances pertaining to the Leased Property;

b)      not to conduct or authorize others to conduct
Hazardous Substance Activities on the Leased Property, except Permitted Hazardous Substance Use;

c) to the extent required by Environmental Laws, to remove Hazardous Substances from the Leased Property
(or if removal is prohibited by law, to take whatever action is required by law) promptly upon discovery; and

d) not to discharge or authorize the discharge of anything (including Permitted Hazardous Substances) from the Leased Property into groundwater or surface water that would require any permit under applicable
Environmental Laws, other than storm water runoff.

	If Tenant's failure to cure any breach of the covenants listed above in this subparagraph (i) continues beyond the Environmental Cure Period (as defined below), Landlord may, in addition to any other remedies available to it, after notifying Tenant of the remediation efforts Landlord believes are needed, cause the Leased Property to be freed from all Hazardous Substances (or if removal is prohibited by law, to take whatever action is required by law), and the cost of the removal shall be a demand obligation owing by Tenant to Landlord. Further, subject to the provisions of subparagraph 12.(c) below, Tenant agrees to indemnify Landlord against all Losses incurred by or asserted or proven against Landlord in connection therewith. As used in this subparagraph, "Environmental Cure Period" means the period ending on the earlier of: (1) one hundred and eighty days (180) after Tenant is notified of the breach which must be cured within such period, or such longer period as is reasonably required for any cure that Tenant pursues with diligence pursuant to and in accordance with an Approved Plan (as defined below),
(2) the date any writ or order is issued for the levy or sale of any property owned by Landlord (including the Leased Property) or any criminal action is instituted against Landlord or any of its directors, officers or employees because of the breach which must be cured within such period,
(3) the end of the Term. As used in this subparagraph, an "Approved Plan" means a plan of remediation of a violation of Environmental Laws for which Tenant has obtained, within one hundred and eighty days (180) after Tenant is notified of the applicable breach of the covenants listed above in this subparagraph (i), the written approval of the governmental authority with primary jurisdiction over the violation and with respect to which no other governmental authority asserting jurisdiction has claimed such plan is inadequate.

(ii) Environmental Inspections and Reviews. Landlord reserves the right to retain an independent professional consultant to review any report prepared by Tenant or to conduct Landlord's own investigation to confirm whether Hazardous Substances Activities or the discharge of anything into groundwater or surface water has occurred in violation of the preceding subparagraph (i), but Landlord's right to reimbursement for the fees of such consultant shall be limited to the following circumstances: (1) an Event of Default shall have occurred; (2) Landlord shall have retained the consultant to establish the condition of the Leased Property just prior to any conveyance thereof pursuant to the Purchase Agreement or just prior to the expiration of this Lease; (3) Landlord shall have retained the consultant to satisfy any regulatory requirements applicable to Landlord or its Affiliates; or (4) Landlord shall have retained the consultant because Landlord has been notified of a violation of Environmental Laws concerning the Leased Property or Landlord otherwise reasonably believes that Tenant has not complied with the preceding subparagraph (i). Tenant grants to Landlord and to Landlord's agents, employees, consultants and contractors the right during reasonable business hours and after reasonable notice to enter upon the Leased Property to inspect the Leased Property and to perform such tests as are reasonably necessary or appropriate to conduct a review or investigation of Hazardous Substances on, or any discharge into groundwater or surface water from, the Leased Property.
 Tenant shall promptly reimburse Landlord for the cost of any such inspections and tests, but only when the inspections and tests are (1) ordered by Landlord after an Event of Default;
(2) ordered by Landlord to establish the condition of the Leased Property just prior to any conveyance thereof pursuant to the Purchase Agreement or just prior to the expiration of this Lease; (3) ordered by Landlord to satisfy any regulatory requirements applicable to Landlord or its Affiliates; or (4) ordered because Landlord has been notified of a violation of Environmental Laws concerning the Leased Property or Landlord otherwise reasonably believes that Tenant has not complied with the preceding subparagraph (i).

(iii) Notice of Environmental Problems. Tenant shall immediately advise Landlord of (i) any discovery of any event or circumstance which would render any of the representations contained in subparagraph 9.(e) inaccurate in any material respect if made at the time of such discovery, (ii) any remedial action taken by Tenant in response to any (A) discovery of any Hazardous Substances other than Permitted Hazardous Substances on, under or about the Leased Property or (B) any claim for damages resulting from Hazardous Substance Activities, (iii) Tenant's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Leased Property which could cause the Leased Property or any part thereof to be subject to any ownership, occupancy, transferability or use restrictions under Environmental Laws, or (iv) any investigation or inquiry affecting the Leased Property by any governmental authority in connection with any Environmental Laws. In such event, Tenant shall deliver to Landlord within thirty (30) days after Landlord's request, a preliminary written environmental plan setting forth a general description of the action that Tenant proposes to take with respect thereto, if any, to bring the Leased Property into compliance with Environmental Laws or to correct any breach by Tenant of the covenants listed above in subparagraph (i), including, without limitation, any proposed corrective work, the estimated cost and time of completion, the name of the contractor and a copy of the construction contract, if any, and such additional data, instruments, documents, agreements or other materials or information as Landlord may reasonably request.

(ac)    Affirmative Financial Covenants.

(i) Quick Ratio. Tenant shall maintain a ratio of (A) Quick Assets of Tenant and its Subsidiaries (determined on a consolidated basis) to (B) the sum of Current Liabilities of Tenant and its Subsidiaries (determined on a consolidated basis), of not less than 1.00 to 1.00. As used in this subparagraph 9.(ac), "Quick Assets" means the sum (without duplication of any item) of the Collateral held and pledged under the Pledge Agreement, plus unencumbered cash, plus unencumbered short term cash investments, plus other unencumbered marketable securities which are classified as short term investments according to GAAP, plus the fair market value of unencumbered Long-Term Investments, plus unencumbered current net accounts receivable. For purposes of determining Quick Assets, assets will be deemed to be "unencumbered" if they are actually unencumbered or if they are encumbered only by Liens, from which, at the time of the applicable determination of Quick Assets, Tenant is entitled to a release of such assets upon no more than ninety days' notice, without any payment (other than the payment of ministerial fees and costs), without subjecting other assets to any Lien and without otherwise satisfying any condition that is beyond Tenant's control. As used herein "Long-Term Investments" means those investments described below (to the extent that they are not classified as short term investments in accordance with GAAP), provided that such investments shall have maturities of not longer than two years, and shall be rated not less than A- by Standard & Poor's Corporation or less than A by Moody's Investors Service, Inc.:

			(1) Securities issued or fully guaranteed or fully insured by the United States government or any agency thereof and backed by the full faith and credit of the United States;

			(2)     Certificates of deposit, time
deposits, eurodollar time deposits, repurchase agreements, or banker's acceptances that are issued by either one of the 50 largest (in assets) banks in the United States or by one of the 100 largest (in assets) banks in the world; and

			(3)     Notes and municipal bonds.

	As used in this subparagraph 9.(ac), "Current Liabilities" means, with respect to any Person, all liabilities of such Person treated as current liabilities in accordance with GAAP, including without limitation (a) all obligations payable on demand or within one year after the date in which the determination is made and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendable at the option of such Person to a date more than one year from the date of determination.

(ii)  Maximum Senior Debt to Capitalization.  Throughout the
Term Tenant shall maintain a ratio of Senior Debt to Capitalization of not more than 0.35 to 1.00. As used in this subparagraph 9.(ac):

		"Senior Debt" means the outstanding Debt of Tenant and its Subsidiaries (determined on a consolidated basis), minus the aggregate principal amount of the Subordinated Debt.

		"Capitalization" means the sum of the Debt of Tenant and its Subsidiaries (determined on a consolidated basis), including the aggregate principal amount of the Subordinated Debt, plus Consolidated
Tangible Net Worth of Tenant and its Subsidiaries
(determined on a consolidated basis).

		"Subordinated Debt" means the following
unsecured Debt of Tenant: (i) unsecured Debt in respect of the $110,000,000 aggregate principal amount at maturity of 10 1/14% Convertible Subordinated Notes due
2001 issued pursuant to the Indenture (in this definition called the "Existing Subordinated Notes") but only so long as such unsecured Debt remains expressly and unconditionally subordinated to the payment and performance obligations of Tenant in transactions of the type and structure contemplated by this Lease and the Purchase Agreement; (ii) other unsecured Debt of Tenant which is expressly and unconditionally subordinated to the obligations of Tenant under this Lease and the Purchase Agreement on the same terms as the Existing Subordinated Notes or on other terms approved by the Majority, as defined in the Participation Agreement (such approval not to be unreasonably withheld), which together with the Existing Subordinated Notes, does not exceed at any time an aggregate amount equal to fifteen percent (15%) of Tenant's Consolidated Tangible Net Worth at such time; and (iii) other unsecured Debt of Tenant in an amount approved in writing by the Majority and which is expressly and unconditionally subordinated to the obligations of Tenant under this Lease and the Purchase
Agreement on terms approved in writing by the Majority, in each case in its sole discretion.

		"Consolidated Tangible Net Worth" means, at any date of determination thereof, the excess determined in accordance with GAAP of consolidated total assets on such date over consolidated total liabilities on such date; provided, however, that Intangible Assets on such date shall be excluded from any determination of consolidated total assets on such date.

		"Intangible Assets" means, as of the date of any determination thereof, the total amount of all assets of Tenant and its consolidated Subsidiaries that are properly classified as "intangible assets" in accordance with GAAP and, in any event, shall include, without limitation, goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, and deferred charges other than prepaid insurance and prepaid taxes and current deferred taxes which are classified on the balance sheet of Tenant and its consolidated Subsidiaries as a current asset in accordance with GAAP and in which classification Tenant's independent public accountants concur.

		"Indenture" means the Indenture dated as of November 1, 1994 by and between Tenant and the First
National Bank of Boston, as trustee.

(iii) Minimum Tangible Net Worth. Tenant shall not permit its Consolidated Tangible Net Worth, on a consolidated basis, at the end of any fiscal quarter to be less than the sum of:
(A) eighty percent (80%) of Consolidated Tangible Net Worth of Tenant as of May 31, 1997 (restated to give effect to Tenant's subsequent merger with U.S. Robotics, such that "Consolidated Tangible Net Worth" as used in this clause (A) reflects not only Tenant's May 31, 1997 Consolidated Tangible Net Worth as reported prior to the merger, but also the March 30, 1997 Consolidated Tangible Net Worth of U.S. Robotics reported prior to the merger); plus (B) fifty percent (50%) of Tenant's net income (but without deducting any net losses for any period) earned in each fiscal quarter, starting with the quarter ended August 31, 1997, and ending with the quarter which, at such time, is the most recently ended fiscal quarter; less (C) the amount of write-offs resulting from acquisitions after May 31, 1997, such amount not to exceed an aggregate, cumulative amount of $550,000,000.

(iv) Fixed Charge Ratio. Throughout the Term Tenant shall maintain as of the last day of each fiscal quarter of Tenant a ratio of (A) Adjusted EBIT of Tenant and its Subsidiaries (determined on a consolidated basis) for the twelve (12) month period ending on such date, to (B) Fixed Charges of Tenant and its Subsidiaries (determined on a consolidated basis) for the twelve (12) month period ending on such date, of not less than 2.00 to 1.00. As used in this clause (iv), "Adjusted EBIT" means, for any accounting period, net income (or net loss), plus the amounts (if any) which, in the determination of net income (or net loss) for such period, have been deducted for (a) gross interest expense, (b) income tax expense (c) rent expense under leases of property (excluding rent expense payable under any "Minor Lease", which shall mean a lease under which rent is less than $1,000,000 per annum), (d) depreciation, and (e) non-recurring charges taken in connection with acquisitions, in each case determined in accordance with GAAP. As used in this clause (iv), "Fixed Charges" means, for any accounting period, the sum of (a) gross interest expense, plus
(b) amortization of principal or debt discount in respect of all Debt during such period, plus (c) rent payable under all leases of property during such period (excluding rent payable under any Minor Lease), plus (d) taxes payable during such period.